Exhibit 10.1

SECOND AMENDED AND RESTATED
WAREHOUSING CREDIT AND SECURITY AGREEMENT

AMONG

CENTERLINE MORTGAGE CAPITAL INC.,

a Delaware corporation

AND

CENTERLINE MORTGAGE PARTNERS INC.,

a Delaware corporation

AND

BANK OF AMERICA, N.A., as Agent

AND

THE LENDERS PARTY HERETO

Dated as of September 28, 2009

i

	5.12.	Special Representations Concerning Collateral	34
	5.13.	Franchises, Patents, Copyrights, etc	37
	5.14.	Proper Names	37
	5.15.	Direct Benefit From Loans	38
	5.16.	Loan Documents Do Not Violate Other Documents	38
	5.17.	Continuing Authority of Authorized Representatives	38
	5.18.	Consents Not Required	38
	5.19.	Material Fact Representations	39
	5.20.	Place of Business	39
	5.21.	Tax Returns and Payments	39
	5.22.	Certain Transactions	39
	5.23.	No Broker or Finder	40
	5.24.	Special Representations Concerning Servicing Portfolio	40
	5.25.	Special Representations Concerning FHA Mortgage Loans	40
	5.26.	Ownership, Subsidiaries and taxpayer identification numbers	41
	5.27.	Material Adverse Change	41
	5.28.	Ongoing Representations and Warranties	41
6.		AFFIRMATIVE COVENANTS	42
	6.1.	Payment of Notes	42
	6.2.	Financial Statements and Other Reports	42
	6.3.	Maintenance of Existence; Conduct of Business	43
	6.4.	Compliance with Applicable Laws	44
	6.5.	Inspection of Properties and Books	44
	6.6.	Notice	44
	6.7.	Payment of Debt, Taxes, etc	45
	6.8.	Insurance	45
	6.9.	Closing Instructions	45
	6.10.	Other Loan Obligations	46
	6.11.	Accounts	46
	6.12.	Special Affirmative Covenants Concerning Collateral	46
	6.13.	Appraisals of Servicing Portfolio	47
	6.14.	Cure of Defects in Loan Documents	47
	6.15.	Charging Accounts	47
7.		NEGATIVE COVENANTS	48
	7.1.	Merger; Acquisitions	48
	7.2.	Loss of Eligibility	48
	7.3.	Tangible Net Worth (CMC)	48
	7.4.	Tangible Net Worth (CMP)	48
	7.5.	Liquidity (CMC)	48
	7.6.	Liquidity (CMP)	48
	7.7.	Limits on Corporate Distributions	48
	7.8.	Loans and Advances	49
	7.9.	No Investments Except Approved Investments	49
	7.10.	Charter Documents and Business Termination	49

	7.11.	Reserved	49
	7.12.	No Sales, Leases or Dispositions of Property	50
	7.13.	Changes in Business or Assets	50
	7.14.	Changes in Office Location	50
	7.15.	Special Negative Covenants Concerning Collateral	50
	7.16.	No Indebtedness	50
	7.17.	No Liens	52
	7.18.	Pledge of Servicing Contracts	53
	7.19.	Recourse Servicing Contracts	53
	7.20.	Gestation Agreements	54
	7.21.	Minimum Servicing Portfolio	54
	7.22.	Maximum Serviced Loans Delinquencies	54
	7.23.	Subsidiaries	54
8.		DEFAULTS; REMEDIES	54
	8.1.	Events of Default	54
	8.2.	Remedies	57
	8.3.	Application of Proceeds	61
	8.4.	Agent Appointed Attorney-in-Fact	61
	8.5.	Right of Offset	62
	8.6.	Waivers	62
	8.7.	Performance by Agent	62
	8.8.	No Responsibility	63
	8.9.	No Waiver	63
	8.10.	Cumulative Rights	63
9.		NOTICES	63
10.		REIMBURSEMENT OF EXPENSES; INDEMNITY	65
	10.1.	Reimbursement of Expenses and Indemnification by Borrower	65
	10.2.	Indemnification by the Borrower	65
	10.3.	Indemnification by the Lenders	66
11.		THE AGENT AND THE LENDERS	67
	11.1.	Rights, Duties and Immunities of the Agent	67
	11.2.	Respecting Loans and Payments	72
	11.3.	Assignment and Participation	75
	11.4.	Administrative Matters	77
	11.5.	Commitment Increases	79
	11.6.	Temporary Increases	79
12.		MISCELLANEOUS	80
	12.1.	Confidentiality	80
	12.2.	Governing Law	81
	12.3.	Relationship of the Parties	81
	12.4.	Severability	81
	12.5.	Usury	82

12.6.	Consent to Jurisdiction	82
12.7.	Additional Indemnity	83
12.8.	No Waivers Except in Writing	84
12.9.	Waiver of Jury Trial	84
12.10.	Multiple Counterparts	84
12.11.	No Third Party Beneficiaries	84
12.12.	Release of Liability	85
12.13.	Patriot Act	85
12.14.	Setoff	85
12.15.	Entire Agreement; Amendment	86
12.16.	Replacement Documentation	86
12.17.	Survival	87
12.18.	Claims Against Agent or Lenders	87
12.19.	Obligations Absolute	88
12.20.	Time Of the Essence	88
12.21.	Monthly Statements	88
12.22.	Joint and Several Obligations	88
12.23.	Waiver and Release	88

SECOND AMENDED AND RESTATED
WAREHOUSING CREDIT AND SECURITY AGREEMENT

This Second Amended and Restated Warehousing Credit and Security Agreement (this “Agreement”), is dated as of September 28, 2009, by and among Centerline Mortgage Capital Inc., a Delaware corporation, Centerline Mortgage Partners Inc., a Delaware corporation, the lenders from time to time party hereto as defined on Schedule 1 (together with any successors and assigns thereof, being hereinafter referred to individually as a “Lender” and collectively as the “Lenders”) and Bank of America, N.A., in its capacity as one of the Lenders and as agent (it and its successors in that capacity called the “Agent”) for the Lenders.

Reference is hereby made to the following:

WHEREAS, Centerline Mortgage Capital Inc., Centerline Mortgage Partners Inc., and Citicorp USA, Inc. entered into that certain Warehousing Credit and Security Agreement dated as of May 31, 2007 (as amended from time to time, the “Prior Agreement”);

WHEREAS, pursuant to an Assignment and Acceptance dated as of December 27, 2007, Bank of America, N.A. succeeded to Citicorp USA, Inc.’s rights and obligations under the Prior Agreement;

WHEREAS, the Lenders, the Agent, Centerline Mortgage Capital Inc. and Centerline Mortgage Partners Inc. previously amended and restated the Prior Agreement in its entirety as set forth in that certain Amended and Restated Warehousing Credit and Security Agreement, dated as of May 30, 2008 (the “First Amended and Restated Agreement”); and

WHEREAS, the Lenders, the Agent, Centerline Mortgage Capital Inc. and Centerline Mortgage Partners Inc. desire to amend and restate the First Amended and Restated Agreement in its entirety as set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the amount and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

 1.1. Defined Terms.  Capitalized terms defined below or elsewhere in this Agreement (including the exhibits hereto) shall have the following meanings:

“Additional Lender” means a Person admitted as a Lender under this Agreement by the terms of an amendment hereto.

“Advance” means a disbursement by the Lenders under the Commitment pursuant to Article 2 of this Agreement.

“Advance Date” means, for any Advance, the date it is disbursed.

“Advance Rate” has the meaning set forth in Exhibit B hereof.

“Advance Request” has the meaning set forth in Section 2.2(a) hereof.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person or (b) any other Person who is director or officer (i) of such Person or (ii) of any Person described in the preceding clause (a).  For purposes of this definition “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise or owning or possessing the power to vote ten percent (10%) or more of any class of voting securities of any Person.  Without limiting the generality of the foregoing, for purposes of this Agreement, Borrower and each of its respective Subsidiaries shall be deemed to be Affiliates of one another.

“Agency” means Fannie Mae, Freddie Mac or Ginnie Mae.

“Agency Security” means a Mortgage-backed Security issued or guaranteed by any Agency.

“Agent” means, at any time, Bank of America, N.A. or its successors acting as agent for Lenders under the Loan Documents.

“Agreement” means this Amended and Restated Warehousing Credit and Security Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

“Applicable Rate” means, for any day, either (a) the Daily Floating LIBOR Rate for such day, plus two and three-quarters percent (2.75%), or (b) if the Daily Floating LIBOR Rate is unavailable (as described in the definition thereof), then the Prime Rate for such day plus two and three-quarters percent (2.75%).

“Approved Custodian” means a pool custodian or other Person designated by an Agency or that Agent deems acceptable, in its reasonable discretion, to hold Mortgage Loans for inclusion in a Mortgage Pool or to hold Mortgage Loans as agent for an Investor that has issued a Purchase Commitment for those Mortgage Loans.

“Authorized Representatives” has the meaning set forth in Section 5.17 hereof.

“Borrower” means CMC or CMP individually or collectively and jointly and severally.

“Business Day” means any day excluding Saturday, Sunday and any day on which Agent is closed for business.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day.  Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

“Cash Collateral Account” means the non-interest bearing demand checking account established and maintained with, and pledged to, Agent for the benefit of Lenders into which shall be deposited the proceeds from any sale of Collateral.

“CCG” means Centerline Capital Group Inc., a Delaware corporation.

“Change in Control” means the occurrence of any of the following:

(a)           the occurrence of any events or circumstances such that any of CMC, CMP or CCG, either directly or indirectly, shall no longer be controlled by CHC;

(b)           as to CHC: (i) any merger or consolidation of CHC with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (ii) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) (other than Morgan Stanley & Co. Incorporated in the exercise of any of its rights under that certain letter agreement effective as of December 27, 2007, with CHC) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of total voting power of the aggregate outstanding common shares of CHC normally entitled to vote in the election of directors of CHC; (iii) during any period of twelve (12) consecutive calendar months, individuals who were directors or trustees of CHC on the first day of such period (together with any new directors or trustees whose election by the board of directors or board of trustees of CHC or whose nomination for election by the stockholders of CHC was approved by a vote of a majority of the directors  or trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CHC; or (iv) any Person becomes entitled to either force a change in the individuals serving on CHC’s board of directors, or name one or more individuals to serve on CHC’s board of directors, as a result of such Person’s rights as a holder of any preferred capital stock of CHC (other than in connection with such rights arising under the 4.4% Convertible CRA Shares or the 11% Cumulative Convertible Preferred Shares, Series A-1 (each as described in CHC’s filings as filed with the SEC from time to time), as in effect on the date hereof); or

(c)           in the event that CCG issues preferred capital stock creating rights to force any change in CCG’s board of directors, if any, or management, the exercise of any such rights resulting in any such forced changes.

“CHC” means Centerline Holding Company, a Delaware statutory trust.

“CMC” means Centerline Mortgage Capital Inc., a Delaware corporation, a Borrower hereunder.

“CMP” means Centerline Mortgage Partners Inc., a Delaware corporation, a Borrower hereunder.

“Closing Date” means the date of this Agreement.

“Collateral” has the meaning set forth in Section 3.1 hereof.

“Collateral Documents” means all of the documents and other items described on Exhibit C hereto and required to be delivered to the Agent in connection with an Advance.

“Collateral Value” means, as of any date of determination, (a) with respect to any Eligible Loan, the lesser of (1) the amount of the Advance permitted against such Eligible Loan under Exhibit B or (2) the Fair Market Value of such Eligible Loan; and (b) if Eligible Loans have been exchanged for Agency Securities, the lesser of (1) the amount of any Advances outstanding against the Eligible Loans backing the Agency Securities or (2) the Fair Market Value of the Agency Securities.

“Commitment” means the commitment of the Lenders to make Advances hereunder in an aggregate principal amount at any time outstanding that shall not exceed an amount equal to ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00), subject to any increases or decreases of such amount pursuant to the terms of this Agreement; provided, however, that no Lender’s portion of such Advances may ever exceed its Commitment Amount.

“Commitment Amount” means, with respect to each Lender, the amount set forth opposite its name and so designated on Schedule 1 hereto, as the same may be amended and as that amount may be canceled or terminated under this Agreement.

“Commitment Percentage” means, at any time, for any Lender, the proportion (stated as a percentage) that its Commitment Amount bears to the total Commitment subject to any adjustment by the Agent pursuant to the terms of this Agreement.

“Committed Purchase Price” means for an Eligible Loan (a) the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in a Purchase Commitment for the Eligible Loan, or (b) if the Eligible Loan is to be used to back an Agency Security, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in a Purchase Commitment for the Agency Security.

“Compliance’s Certificate” means a certificate executed on behalf of the Borrower by its chief financial officer or its treasurer or by such other officer as may be designated herein, in substantially the form of Exhibit D hereto.

“Constituent Documents” means, with respect to any Person, its articles or certificate of incorporation, constitution, bylaws, partnership agreements, organizational documents, limited liability company agreements, or such other document as may govern such entity’s formation or organization.

“Daily Floating LIBOR Rate” means, for each day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such day is not a LIBOR Business Day), for U.S. dollar deposits with a term equivalent to one (1) month.  If such rate is not available at such time for any reason, then the “Daily Floating LIBOR Rate” shall be the rate per annum determined by the Agent to be the rate at which deposits in U.S. dollars in same day funds in the approximate amount of the then outstanding principal balance of the Advances and with a term equivalent to one (1) month would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day (if such day is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such day is not a LIBOR Business Day).  If at any time the Agent’s London branch is not offering such rate, the Daily Floating LIBOR Rate shall be deemed to be unavailable.  As used herein, “LIBOR Business Day” means a Business Day upon which commercial banks in London, England are open for domestic and international business.

“Default” means the occurrence of any event or existence of any condition which, but for the giving of Notice, the lapse of time, or both, would constitute an Event of Default.

“Deficiency” has the meaning set forth in Section 2.5(d) hereof.

“Default Rate” has the meaning set forth in Section 2.4(c) hereof.

“Delinquent Lender” has the meaning set forth in Section 11.2(g) hereof.

“DUS Program” means Fannie Mae’s Delegated Underwriting and Servicing Program.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of any Lender, and (c) any other Person approved by the Agent, which approval will not be unreasonably withheld, conditioned or delayed.

“Eligible Loan” means a Mortgage Loan that satisfies the conditions and requirements of Exhibit B and other applicable provisions of this Agreement for supporting an Advance.

“Eligible Mortgage Pool” means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification (on the basis of which an Agency Security is to be issued), (b) there exists a Purchase Commitment covering the related Agency Security, and (c) such Agency Security will be delivered to the Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time and any successor statute.

“ERISA Plan” has the meaning set forth in Section 5.10 hereof.

“Event of Default” means the occurrence of any of the conditions or events set forth in Section 8.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Fair Market Value” means, at any time for an Eligible Loan or a related Agency Security (if the Eligible Loan is to be used to back an Agency Security) as of any date of determination, (a) the Committed Purchase Price if the Eligible Loan is covered by a Purchase Commitment from Fannie Mae or Freddie Mac or the Eligible Loan is to be exchanged for an Agency Security and that Agency Security is covered by a Purchase Commitment from an Investor, or (b) otherwise, the market price for such Eligible Loan or Agency Security, determined by Agent based on market data for similar Mortgage Loans or Agency Securities and such other criteria as Agent deems appropriate in its sole discretion.

“Fannie Mae” means the Federal National Mortgage Association, a corporation created under the laws of the United States, and any successor thereto.

“Fannie Mae DUS Mortgage Loan” means a permanent Mortgage Loan on a Multifamily Property or other Mortgaged Property originated in compliance with Fannie Mae’s DUS Program.

“Fannie Mae Loan Loss Reserves” means reserves established by the Borrower to absorb estimated future losses related to Fannie Mae DUS Mortgage Loans sold by the Borrower to Fannie Mae.

“Fannie Mae Reserve Account” means that certain lender reserve account established in favor of Fannie Mae by the Borrower and maintained at US Bank pursuant to that certain the Amended and Restated Fannie Mae Delegated Underwriting and Servicing Master Loss Sharing Agreement dated as of September 30, 2005 by and among Fannie Mae, the Borrower and US Bank, as amended and in effect.

“Fee Letter” means that certain letter agreement of even date herewith between the Borrower and the Agent.

“FHA” means the Federal Housing Administration and any successor thereto.

“FHA Construction Mortgage Loan” means a FHA fully insured Mortgage Loan for the construction or rehabilitation of either (a) a Multifamily Property or other Mortgaged Property, or (b) as described in Section 232 of the National Housing Act (12 U.S.C. 1715w), a nursing home, intermediate care facility, board and care home, or assisted-living facility, in either case, originated in compliance with FHA requirements applicable to such Mortgage Loan.

“FHA Project Mortgage Loan” means a FHA fully insured Multifamily Mortgage Loan or other Mortgaged Property originated in compliance with FHA requirements applicable to such Mortgage Loan.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a corporation created under the laws of the United States, and any successor thereto.

“Freddie Mac Loan” means a permanent Mortgage Loan on a Multifamily Property or other Mortgaged Property originated in compliance with Freddie Mac’s Program Plus Guide or shared risk program.

“FICA” means the Federal Insurance Contributions Act or any successor statute.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property covered by the Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Funding Account” means the non-interest bearing demand checking account established with, maintained by, and pledged to Agent for the benefit of Lenders into which shall be deposited the proceeds of Advances, and from which funds shall be disbursed for the funding or acquisition of Mortgage Loans.

“Future Commitment” has the meaning set forth in Section 11.2(g) hereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Gestation Agreement” means an agreement between the Borrower and any Person under which the Borrower agrees to sell or finance (a) a Pledged Loan prior to the date of purchase by an Investor, or (b) a Mortgage Pool prior to the date the Agency Security is issued.

“Ginnie Mae” means the Government National Mortgage Association and any successor thereto.

“Hedging Arrangement” means an arrangement designed to protect a Person from fluctuations in interest rates or asset values and not acquired by a Person for speculation.

“HUD” means the Department of Housing and Urban Development and any successor thereto.

“Indebtedness” means all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of the Borrower and the Borrower’s Subsidiaries as liabilities, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and its Subsidiaries and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligations with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business, loan loss reserves, and deferred taxes.

“Indemnified Liabilities” has the meaning set forth in Article 10 hereof.

“Information” has the meaning set forth in Section 12.1 hereof.

“Interim Date” has the meaning set forth in Section 4.3(b) hereof.

“Internal Revenue Code” means the Internal Revenue Code of 1986, or any subsequent federal income tax law or laws, as any of the foregoing have been or may from time to time be amended.

“Investment” means the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof, but excluding Mortgage Loans, Agency Securities, and any real property acquired on exercise of rights under a Mortgage Loan.

“Investor” means any of the entities listed on Exhibit G attached hereto, which list may be amended from time to time by the Agent to reflect the elimination or addition of certain approved Investors.  Absent manifest error, the Agent’s records indentifying these Investors and reflecting those Investors which have, from time to time, been removed from, or added to, Exhibit G shall be conclusive.  The Agent may from time to time, and, at the reasonably request of the Borrower, shall, create an updated Exhibit G reflecting the then current Investors and furnish such updated list to the Borrowers at the address provided in Section 9 hereof.

“Late Charge” has the meaning set forth in Section 2.4(d) hereof.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“Legal Requirements” shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to any Pledged Assets, Fannie Mae, FHA, Freddie Mac, Ginnie Mae, zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” has the meaning set forth in Section 2.1(a) hereof.

“Loan Documents” means this Agreement, the Notes, and each other document, instrument or agreement executed by the Borrower or any other Person in connection herewith or therewith, as any of the same may be amended, restated, renewed or replaced from time to time.

“Majority Lenders” means, at any date, the Lenders whose Commitment Amounts in the aggregate, total at least fifty-one percent (51%) of the Commitment; provided, however, that if at any time there are only two Lenders, Majority Lenders means all of the Lenders.  A Delinquent Lender and its Commitment Amount shall be disregarded for purposes of determining Majority Lenders.

“Master Credit Agreement” means any agreement between Borrower and one or mortgagors under which Borrower makes Special Fannie Mae Mortgage Loans to those mortgagors secured by Mortgages on Multifamily Properties.

“Material Adverse Change” means a material adverse change (a) in the financial condition, business, affairs or operations of the Borrower, CHC or CCG, (b) with respect to the value of a material portion of the Collateral, or (c) affecting the validity and enforceability of this Agreement or the Loan Documents against the Borrower, which, in each case, is reasonably likely to or, for purposes of Sections 4.1(l), 4.2(f) and 8.1(q), in Agent’s reasonable judgment may, jeopardize the ability of the Borrower to pay or perform the Obligations.

“Maturity Date” means the earlier of September 27, 2010 or the date upon which the whole of the Commitments are terminated or the Loan is accelerated in accordance with applicable provisions of this Agreement.

“Maximum Rate” has the meaning set forth in Section 13.9 hereof.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or other form of mortgage instrument, appropriate and effective for the U.S. jurisdiction where the real estate is located to create, perfect and maintain in full force and effect a first or second or third, as permitted by any Agency in connection with its Purchase Commitment of any Eligible Loan, priority mortgage lien against it, securing a Mortgage Note and granting a perfected first or second or third, as permitted by any Agency in connection with its Purchase Commitment of any Eligible Loan, priority lien on real, personal, or mixed property consisting of land, improvements and other property more particularly described therein.

“Mortgage-backed Securities” means securities that are secured or otherwise backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note.

“Mortgage Note” means a note secured by a Mortgage.

“Mortgage Note Amount” means, as of the date of determination, the then outstanding unpaid principal amount of a Mortgage Note.

“Mortgage Pool” means a pool of Mortgage Loans that were warehoused with the Agent, on the basis of which there is to be issued a Mortgage-backed Security.

“Mortgaged Property” means the property, real, personal, tangible or intangible, securing a Mortgage Note.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is maintained for employees of the Borrower or a Subsidiary of the Borrower.

“Multifamily Mortgage Loan” means a Mortgage Loan secured by a Mortgage on improved Multifamily Property.

“Multifamily Property” means real property containing or which will contain more than four (4) dwelling units and as more particularly defined by the regulations promulgated by HUD.

“Note” means any promissory note delivered by Borrower to a Lender, Eligible Assignee, Additional Lender or Increase Lender pursuant to Section 2.3, Section 11.3 or Section 11.5 hereof, each in the form attached hereto as Exhibit E, and any promissory note delivered by Borrower to a Lender in connection with a Temporary Increase, each in substantially the form attached hereto as Exhibit A to Exhibit H-2 (with such changes as the Agent, in its sole discretion, shall deem necessary), together with all renewals, modifications and extensions thereof.

“Notices” has the meaning set forth in Article 9 hereof.

“Obligations” means any and all indebtedness, obligations, and liabilities of the Borrower to each Lender and the Agent (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents, or any of them, and any renewals, extensions, modifications, enlargements, reinstatements or rearrangements thereof, and for Automated Clearing House exposure and liabilities and obligations under the Borrower’s other cash management arrangements and account agreements with the Agent or a Lender, and under any Hedging Arrangements between the Borrower and the Agent or any Lender (or any Affiliate of the Agent or any Lender) solely with respect to Advances made hereunder.

“Operating Account” means a demand deposit account maintained at Agent in the name of the Borrower to be charged from time to time for payment of the Obligations, and designated for funding that portion of each Eligible Loan not funded by an Advance made against that Eligible Loan and for returning any excess payment from an Investor for a Pledged Asset.

“Other Fannie Mae Mortgage Loan” means a permanent Mortgage Loan on a Multifamily Property or other Mortgaged Property in compliance with and covered by a Purchase Commitment issued by Fannie Mae (other than a Fannie Mae DUS Mortgage Loan or a Special Fannie Mae Mortgage Loan).

“Permitted Intercompany Subordinated Debt” means indebtedness owed by the Borrower and/or one or more of its Subsidiaries to an Affiliate (other than one another), which indebtedness has a maturity date which is later than the Maturity Date, and which is subordinate to the Obligations pursuant to a subordination agreement reasonably satisfactory to the Agent.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof.

“Pledged Assets” means, collectively, Pledged Loans and Pledged Securities.

“Pledged Hedging Accounts” has the meaning set forth in Section 3.1(h) hereof.

“Pledged Hedging Arrangement” has the meaning set forth in Section 3.1(h) hereof.

“Pledged Loans” has the meaning set forth in Section 3.1(b) hereof.

“Pledged Securities” has the meaning set forth in Section 3.1(c) hereof.

“Prepaid Principal” has the meaning set forth in Section 2.5(b) hereof.

“Prime Rate” means the per annum rate of interest so designated from time to time by the Agent as its prime rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the Prime Rate shall be effective on the date the Agent announces a change in its “prime” or “base” rate.

“Purchase Commitment” a written commitment, in form and substance reasonably satisfactory to Agent, issued in favor of any the Borrower by an Investor under which that Investor commits to purchase Pledged Assets.

“Rating Agencies” means Standard & Poor’s, Moodys, or any other nationally recognized Person reasonably acceptable to Agent in the business of rating creditworthiness.

“Receivables” has the meaning set forth in Section 3.1(g) hereof.

“Release Amount” has the meaning set forth in Section 3.3(f) hereof.

“Register” has the meaning set forth in Section 11.3(b) hereof.

“SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to any or all of the functions of the United States Securities and Exchange Commission.

“Serviced Loans” means each of those loans secured by a mortgage lien on a multi-family residential property, health care facility, senior citizen facility or other property, with respect to which the Borrower provides servicing or subservicing (but only if such subservicing is technically styled as subservicing but is performed under a contract directly between the Borrower and Fannie Mae, Freddie Mac or Ginnie Mae) pursuant to a Servicing Contract.

“Servicing Contract” means each direct agreement with the owner of the subject Serviced Loans, as it may be amended from time to time, pursuant to which the Borrower services Serviced Loans.

“Servicing Portfolio” means the portfolio of Servicing Contracts pursuant to which the Borrower has the rights to service Serviced Loans.

“Servicing Rights” means all rights of the Borrower as a servicer or subservicer (but only if such subservicing is technically styled as subservicing but is performed under a contract directly between the Borrower and Fannie Mae, Freddie Mac or Ginnie Mae) of Serviced Loans.

“Special Fannie Mae Mortgage Loan” means a permanent Mortgage Loan on one or more Multifamily Properties originated by Borrower under a Master Credit Facility Agreement and evidenced by one or more Mortgage Notes in the possession of Fannie Mae.

“Statement Date” has the meaning set forth in Section 4.3(b) hereof.

“Subordinated Debt” means, with respect to any Person, all Indebtedness of such Person, for borrowed money, which is, by its terms (which terms shall have been approved by the Majority Lenders) or by the terms of a subordination agreement, in form and substance satisfactory to the Majority Lenders, effectively subordinated in right of payment to the Obligations.

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tangible Net Worth” means, as to the Borrower (on a non-consolidated basis), as of the date of determination, the excess of such Persons’ Total Assets over Total Liabilities, MINUS intangible assets, PLUS, to the extent not otherwise included in determining “Tangible Net Worth” (i) Fannie Mae Loan Loss Reserves, (ii) Servicing Contracts valued at the lesser of book value or fair market value, and (iii) any Permitted Intercompany Subordinated Debt.  For purposes of calculating the Tangible Net Worth of the Borrower and its Subsidiaries, advances or loans to shareholders, directors, officers, employees or Affiliates, investments in Affiliates, assets pledged to secure any liabilities not included in the Indebtedness of such Persons, intangible assets, those other assets that would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of that date, as those requirements appear in “Consolidated Audit Guide for Audits of HUD Programs,” and other assets Agent deems unacceptable, in its sole discretion, shall be excluded from such Person’s Total Assets.

“Temporary Increase” has the meaning set forth in Section 11.6(a) hereof.

“Total Assets” means, at the time of determination, all assets of the Borrower (on a non-consolidated basis) determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered pursuant to the Agreement.

“Total Liabilities” means as to the Borrower (on a non-consolidated basis), as of the date of determination, all liabilities of the Borrower determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered pursuant to the Agreement and, whether or not so classified, all redemption obligations, and off-balance sheet financial transactions as to which there is recourse to the Borrower.

“Trust Receipt” means a trust receipt in a form approved by the Agent and pursuant to which the Agent may deliver any document relating to the Collateral to the Borrower for correction or completion.

“UCC” means the Uniform Commercial Code in effect in the state of New York, or any other applicable jurisdiction.

1.2. Other Definitional Provisions.  Unless otherwise specified in the Loan Documents:

(a)    References in a Loan Document to “Sections,” “Exhibits,” and “Schedules” are to sections, exhibits, and schedules in and to such Loan Document.

(b)    References in a Loan Document to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, (ii) shall include all documents, instruments, or agreements issued or executed in replacement or restatement thereof, to the extent permitted hereby, and (iii) shall mean such document, instrument, or agreement, or replacement or predecessor thereto, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby and in effect at any given time.

(c)    Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter.

(d)    Unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary, and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.

(e)    Titles and captions of Sections, subsections, and clauses in any Loan Document are for convenience only, and neither limit nor amplify the provisions of such Loan Document.

(f)     Unless otherwise indicated, all references to time are references to Boston, Massachusetts, time.

(g)    All references to money or dollars (including the symbol “$”) are to lawful currency of the United States.

(h)    References to “including” mean including without limiting the generality of any description preceding that word.

(i)    The rule of construction providing that references to general items following references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents.

(j)    References to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns.

(k)    References to any Legal Requirement include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it.

(l)    References in any of the Loan Documents to any property being pledged to the Agent or any Liens or security interests being granted to or held by the Agent (or required so to be) shall mean, respectively, pledged to, granted to or held by Agent for itself as Lender and as agent for the other Lenders.

1.3.       Accounting Principles.  All accounting and financial terms used in the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period.  The Borrower shall notify the Agent of any change in GAAP from that in effect on the date hereof which would in any way effect the operation of any covenant in any Loan Documents, whereupon, the Agent and the Borrower shall attempt for a reasonable period (not to exceed ten (10) Business Days unless the Agent and the Borrower agrees to extend such time period) to agree upon appropriate amendments to the affected covenants to eliminate such effect and to produce equivalent results, failing which, for purposes of calculating such financial covenants, GAAP will mean generally accepted accounting principles on the date just prior to the date on which any such change in GAAP became effective.

2. THE CREDIT.

2.1.       The Commitment.

(a)   Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, each Lender severally and not jointly agrees, from time to time during the period from the date hereof up to, but not including the Maturity Date, to make Advances to the Borrower, provided, however, that (1) the sum of the total aggregate principal amount outstanding at any one time of all such Advances shall not exceed the Commitment, and (2) no Lender’s portion of the Advances shall exceed such Lender’s Commitment Amount.  The aggregate amount of all Advances outstanding from time to time hereunder may hereinafter collectively be referred to as the “Loan.”  Within the Commitment, the Borrower may borrow, repay and reborrow.  All Advances under this Agreement shall constitute a single indebtedness, and all of the Collateral shall be security for the Notes and for the performance of all the Obligations of the Borrower.

(b)    Advances shall be used by the Borrower solely for the purpose of funding the origination of Eligible Loans as specified in the Advance Request, and none other, and shall be made at the request of the Borrower in the manner hereinafter provided in Section 2.2, against the pledge of such Mortgage Loans, and such other collateral as is set forth in Section 3.1 hereof as Collateral therefor.

(c)     In addition to the limitations set forth in this Agreement, each Advance to fund an Eligible Loan shall be limited to the lesser of (x) the Mortgage Note Amount, or (y) the Committed Purchase Price amount.

(d)   In the event at any time the outstanding principal balance of the Loan should exceed the lesser of (x) the Commitment or (y) the aggregate Collateral Value of all Eligible Loans against which Advances are then outstanding, the Borrower shall repay such excess amount on demand to the Agent so that the outstanding principal balance of the Loan is in compliance with the terms and provisions hereof.

(e)    The Lenders shall have no obligation to make any Advances hereunder to fund the origination of Fannie Mae DUS Mortgage Loans, Other Fannie Mae Mortgage Loans or Freddie Mac Loans if Standard & Poor’s reduces the credit rating of Fannie Mae (with respect to Fannie Mae DUS Mortgage Loans or Other Fannie Mae Mortgage Loans) or Freddie Mac (with respect to Freddie Mac Loans) to A or lower (or another Rating Agency reduces such credit rating to a comparable rating).

2.2.      Procedures for Obtaining Advances.

(a)    The Borrower may obtain an Advance hereunder, subject to the satisfaction of the conditions set forth in Sections 4.1 and 4.2 hereof, upon compliance with the procedures set forth in this Section 2.2 and in the applicable Exhibit C attached hereto and made a part hereof.  Requests for Advances shall be initiated by the Borrower (i) by delivering to the Agent not later than 1 Business Day before the Business Day on which the Borrower desires the Advance, a completed and signed request for an Advance (an “Advance Request”) in the form of Exhibit A attached hereto and made a part hereof,  The Agent shall have the right, on not less than three (3) Business Days’ prior Notice to the Borrower, to modify the form of the Advance Request or any exhibits hereto, subject to the prior written consent of the Borrower, not to be unreasonably withheld, and, as so modified, said Advance Request or exhibits shall be deemed a part hereof.

(b)    Subject to the delivery of an Advance Request, and the satisfaction of the conditions set forth in Sections 4.1 and 4.2, the Borrower is entitled to obtain an Advance under this Agreement upon compliance with the procedures set forth in this Section and in the applicable Exhibit C, including delivery to the Agent of all required Collateral Documents.

(c)    To make an Advance, the Agent shall credit the Borrower’s Funding Account upon compliance by the Borrower with the terms of this Agreement.

2.3.      Notes.  The Borrower’s obligation to pay the principal of, and accrued and unpaid interest on, all Advances made by the Lenders shall be evidenced by the Notes of the Borrower in favor of each Lender.  All terms and provisions of the Notes are hereby incorporated herein.

2.4.      Interest.

(a)    Except as provided in Section 2.4(c) below, the unpaid amount of each Advance hereunder shall bear interest from the date of such Advance until paid in full, at the Applicable Rate.

(b)    All interest shall be:  (a) payable in arrears on the first day of each calendar month and on the Maturity Date; and (b) calculated on the basis of a 360 day year and the actual number of days elapsed.  If Borrower does not pay interest when due following the invoice pursuant to Section 2.7, Borrower authorizes Agent to charge the Operating Account for the payment of accrued and unpaid interest for any calendar month; Agent shall notify Borrower of such charge.

(c)    Obligations not paid when due (whether at stated maturity, upon acceleration following the occurrence of an Event of Default or otherwise) shall bear interest, from the date due until paid in full, at a rate of interest (“Default Rate”) at all times equal a floating rate of interest which is equal two percent (2%) per annum over the Applicable Rate, said interest to be payable on demand by Agent.

(d)    The Borrower shall pay, upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any payment of principal, other than principal due at the Maturity Date (or the date on which the Agent accelerates the time for payment of the Loan after the occurrence of an Event of Default), interest, or other Obligations, which are not paid within ten (10) days of the due date thereof.  Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Agent and the Lenders for administrative and processing costs incident to late payments, (c) not interest, and (d) not subject to refund or rebate or credit against any other amount due.

(e)    Notwithstanding any other provision of this Agreement, if, pursuant to this Agreement, the Agent debits the Borrower’s Operating Account to honor an item presented against the Operating Account and that debit or direction results in an overdraft, the Agent may, but in no event shall be obligated to, make an additional Advance to fund that overdraft (an “Overdraft Advance”).  The Borrower shall pay the outstanding amount of any Overdraft Advance within one (1) Business Day after the date of the Overdraft Advance.

2.5.   Principal Payments.

(a)   Upon acceleration of the Loan, if the Loan has been accelerated by the Agent (or the Facility has been automatically terminated) upon an Event of Default, or at the Maturity Date, all accrued and unpaid interest, principal and other Obligations due with respect to the Loan shall be due and payable in full, and the principal balance and such other Obligations, but not unpaid interest, shall continue to bear interest at the Default Rate until so paid.

(b)   The Borrower shall have the right to prepay the outstanding Advances in whole or in part, from time to time, without premium or penalty, provided that: (i) the Agent shall have actually received from the Borrower prior written Notice of (a) the Borrower’s intent to prepay, (b) the amount of principal which will be prepaid (the “Prepaid Principal”), and (c) the date on which the prepayment will be made; (ii) each prepayment shall be in a minimum amount of $1,000,000 or more (unless the prepayment retires the outstanding balance of a Warehouse Advance with respect to a particular Pledged Asset or the Loan in full); and (iii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other Obligations relating specifically to the Prepaid Principal or which otherwise have become due and payable to the Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid.

(c)   The Borrower shall be obligated to pay to the Agent on behalf of the Lenders, without the necessity of prior demand or Notice from the Agent or any Lender, and the Borrower authorizes the Agent on behalf of the Lenders to charge the Operating Account or any other accounts of the Borrower in Agent’s possession for the amount of any outstanding Advance against a specific Pledged Asset upon the earliest occurrence of any of the following events:

1.    Upon the earlier to occur of (x) the payment of the Committed Purchase Price from an Investor with respect to any Pledged Asset or (y) that date which is sixty (60) days from the date of the funding of such Advance;

2.    On the date an Advance was made if the Pledged Loan that was to have been funded by that Advance is not closed and funded;

3.    Three (3) Business Days elapse from the date an Advance was made against a Pledged Loan, without receipt by the Agent of the Collateral Documents relating to that Pledged Loan required to be delivered on that date, or such Collateral Documents, upon examination by the Agent, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and the Borrower fails to cure such non-compliance within three (3) Business Days after written Notice thereof;

4.    Ten (10) Business Days elapse without the return of a Collateral Document delivered by the Agent to the Borrower under a Trust Receipt for correction or completion;

5.    Three (3) Business Days after Borrower has received written Notice that a Pledged Loan is determined to have been originated or issued based on materially untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not the Borrower had knowledge of the misrepresentation, incomplete or incorrect information or fraud;

6.    On the date the Pledged Loan or a Lien prior to the Pledged Loan is defaulted and, if the default is non-monetary, remains in default for a period of thirty (30) days or more;

7.    On the mandatory delivery date of the related Purchase Commitment if the related Pledged Asset has not been delivered under the Purchase Commitment prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated;

8.    Three (3) Business Days after the date a Pledged Asset is rejected for purchase by an Investor unless another Purchase Commitment is provided within that 3 Business Day period;

9.   On the date the Pledged Loan does not qualify as an Eligible Loan; and

10.  Upon the sale, other disposition or prepayment of any Pledged Asset or, with respect to a Pledged Loan included in an Eligible Mortgage Pool, upon the sale or other disposition of the related Agency Security.

(d)  In addition to the payments required pursuant to Section 2.5(c), if the principal amount of any Pledged Loan is prepaid in whole or in part while a Advance is outstanding against the Pledged Loan, the Borrower must pay to Agent, without the necessity of prior demand or Notice from Agent, the amount of the prepayment, to be applied against such Advance.

(e)   The proceeds of the sale or other disposition of Pledged Assets must be paid directly by the Investor to the Cash Collateral Account.  The Borrower must give Notice to Agent (by telephone or electronic mail, and if by telephone, followed promptly by written Notice) of the Pledged Assets for which proceeds have been received.  Upon receipt of such Notice from the Borrower, Agent will apply any proceeds deposited into the Cash Collateral Account to the payment of the Advance related to the Pledged Assets identified by the Borrower in its Notice, and those Pledged Assets will be considered to have been redeemed from pledge.  Agent is entitled to rely upon the Borrower’s affirmation that deposits in the Cash Collateral Account represent payments from Investors for the purchase of the Pledged Assets specified by the Borrower in its Notice.  If the payment from an Investor for the purchase of Pledged Assets is less than the outstanding Advance against the Pledged Assets identified by the Borrower in its Notice (the “Deficiency”), the Borrower shall immediately deposit into the Cash Collateral Account the amount of such Deficiency in collected funds, and the Borrower authorizes Agent to charge the Borrower’s Cash Collateral Account for the amount deposited by the Borrower to cover such Deficiency to be applied against such Advance.  As long as no Default exists, Agent will transfer into the Borrower’s Operating Account any excess payment from an Investor for Pledged Assets.

2.6.    Expiration of Commitment.  Unless extended or terminated earlier as permitted hereunder, the Commitment shall expire of its own term, and without the necessity of action by the Lenders or the Agent, at the close of business on the Maturity Date.  However, the remainder of this Agreement shall remain in full force and effect until all amounts due on the Obligations have been paid in full.  The Lenders have not made, and do not hereby make, any commitment to renew, extend, rearrange or otherwise refinance the outstanding and unpaid principal of the Notes or accrued interest thereon.  In the event, however, the Lenders from time to time renew, extend, rearrange, increase and/or otherwise refinance any portion or all of any Obligation and any accrued interest thereon at any time, such refinancing shall be evidenced by appropriate promissory notes in form and substance satisfactory to the Lenders and, unless otherwise noted or modified at such time or times by the terms of such promissory note or any agreements executed in connection therewith, any such promissory notes and refinancing evidenced thereby shall be governed in all respects by the terms of this Agreement.  Notwithstanding the foregoing, Borrower may terminate the Commitment upon not less than thirty (30) days prior written Notice to the Agent.  All Obligations of the Borrower shall automatically become due and payable, without demand or Notice of any kind, on the effective date of such termination including, but not limited to, all Advances, accrued and unpaid interest, accrued and unpaid Non-Usage Fees and Agent’s Fees through the effective date.

2.7.    Payments.  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent on behalf of the Lenders not later than the close of business on the date when due unless such date is a non-Business Day, in which case, such payment shall be due not later than 2:00 p.m. on the first Business Day thereafter, and shall be made in lawful money of the United States of America in immediately available funds.  Any such payment made after 2:00 p.m. shall be deemed to be received on the next Business Day and, if applicable, interest thereon shall continue to accrue until such next Business Day.  No Lender directly invoices Borrower for – and only Agent invoices Borrower for – interest under the Loan Documents.  Agent may submit monthly billings reflecting payments due; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month.  Neither the failure of Agent to submit a billing nor any error in any such billing shall excuse the Borrower from the obligation to make full payment of all the Borrower’s payment Obligations when due.  All payments shall be applied first to the payment of all fees, expenses, and other amounts due to the Lenders under this Agreement (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal, provided, however, that after the occurrence and during the continuation of an Event of Default, payments will be applied to the Obligations as the Agent determines, subject to the provisions of Section 8.3.

2.8.   Loan Fees.

          (a)   Commitment Fee.  The Borrower shall pay the commitment fee described in the Fee Letter.

                      (b)   Unused Fee.  An unused fee in an amount equal to the Daily Unused Amount (if a positive number), multiplied by twenty-five (25) basis points per annum.  As used herein, “Daily Unused Amount” means the Commitment then in effect, minus the outstanding principal balance of the Advances.  The unused fee shall be calculated for each day of a calendar quarter (or portion thereof) and shall be payable by the Borrower to the Agent (for the ratable benefit of the Lenders) quarterly in arrears on the last Business Day of June, September, and December and on the Maturity Date.

                      (c)   Miscellaneous Fees.  The Borrower shall pay to the Agent, promptly following an invoice therefor,  miscellaneous fees including:

(i)   Wire transfer fees customarily charged by the Agent;

(ii)   Customary handling fees of $100 per transaction involving the  Collateral;

(iii)   Customary handling fees of $50 per transaction involving Mortgage-backed Securities; and

(iv)   Custody account fees based on the Agent’s schedule of charges and fees that are customary for similar services.

(d)       Administrative Fees.  If, for any reason, (a) the Borrower repays an Advance on the same day that it was made by the Lenders, or (b) the Borrower instructs Agent not to make a previously requested Advance after the Lenders have reserved funds or made other arrangements necessary to enable such Lenders to fund that Advance, Borrower agrees to pay to each Lender an administrative fee equal to one day of interest on that Advance at the Applicable Rate.  Administrative fees are due and payable in the same manner as interest is due and payable under this Agreement.

2.9.      Reserved.

2.10.   Increased Costs; Capital Requirements.  In the event there is a change after the date of this Agreement in any applicable law, order, regulation or directive issued by any governmental or monetary authority, or any change after the date of this Agreement in the governmental or judicial interpretation or application thereof, and such change:

(a)   Does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Advances made hereunder, or change the basis of taxation on payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for change in the rate of tax on the overall gross or net income of such Lender by the jurisdiction in which such Lender’s principal office is located);

(b)   Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the interest rate as calculated hereunder;

and the result of all of the foregoing taken as a whole is to increase the cost to such Lender of making, renewing or maintaining any Advance or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Lender or any Person controlling such Lender as it relates to credit facilities in the nature of that evidenced by this Agreement, then, in any such case, the Borrower shall promptly pay any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or reduced rate of return as reasonably determined by such Lender with respect to this Agreement or Advances made hereunder or such Lender’s obligations hereunder.  If a Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall notify the Borrower through the Agent of the event by reason of which it has become so entitled and the Borrower shall pay such amount within fifteen (15) days thereafter. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any such additional amounts attributable to the period (the “Excluded Period”) ending ninety (90) days prior to the date the Borrower receives written Notice of the law, order, regulation, directive, change or request by reason of which such additional amounts are payable, except to the extent such additional amounts accrued during the Excluded Period due to the retroactive application of such law, order, regulation, directive, change or request, in which case the limitation set forth in this sentence shall not apply. A certificate as to any additional amount payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender, through the Agent, to the Borrower shall be conclusive in the absence of manifest error. The obligations of the Borrower under this Section shall survive the payment of all other Obligations and the termination of this Agreement.

2.11.   Taxes.

(a)    Any and all payments by the Borrower to or for the account of the Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)    In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)    If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Lender, the Borrower shall also pay to the Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)    The Borrower agrees to indemnify the Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Agent and such Lender, (ii) amounts payable under Section 2.11(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Agent makes a demand therefor.

The Agreement of the Borrower contained in this Section 2.11 shall survive the expiration or termination of this Agreement and the payment in full of the Notes.

3.         COLLATERAL.

3.1.   Grant of Security Interest.  As security for the payment of the Notes and for the payment and performance of all of the Borrower’s Obligations hereunder, the Borrower hereby assigns and transfers all of its rights, titles and interests in and to and grants a security interest to the Agent for the benefit of the Lenders in the following described property, whether now owned or hereafter acquired by the Borrower (the “Collateral”):

(a)    All amounts advanced by Lenders to or for the account of the Borrower under this Agreement to fund a Mortgage Loan until that Mortgage Loan is closed and those funds disbursed.

(b)    All Mortgage Loans, including all Mortgage Notes and Mortgages evidencing or securing those Mortgage Notes, and all assignments of the same, that from time to time are delivered or caused to be delivered to the Agent for the benefit of the Lenders, come into the possession, custody or control of the Agent for the purpose of assignment or pledge or in respect of which an Advance has been made by the Lenders hereunder (the “Pledged Loans”).

(c)    All Mortgage-backed Securities that are created in whole or in part on the basis of Pledged Loans or are delivered or caused to be delivered to the Agent for the benefit of the Lenders, or are otherwise in the possession of the Agent or its agent, bailee or custodian as assignee, or pledged to the Agent, or for such purpose are registered by book-entry in the name of, the Agent (including delivery to or registration in the name of a third party on behalf of the Agent or any Lender) hereunder or in respect of which from time to time an Advance has been made by the Lenders hereunder (the “Pledged Securities”).

(d)    All commitments issued by FHA to insure or guarantee any Mortgage Loans included in the Pledged Loans; all Purchase Commitments held by the Borrower covering Pledged Assets, and all proceeds from the sale of Pledged Assets to Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing and servicing fees and income or other proceeds, amounts and payments payable to the Borrower whether as compensation or reimbursement, accounts or general intangibles of whatsoever kind relating to Pledged Assets, FHA Commitments and the Purchase Commitments (subject to any restrictions on the pledge thereof under the applicable requirements of Fannie Mae and Freddie Mac), and all other documents or instruments relating to Pledged Assets, including any interest of the Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Assets.

(e)    All documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the foregoing Collateral) and other information and data of the Borrower relating to the foregoing Collateral.

(f)    All cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of Agent or any Lender, or their respective agents, bailees or custodians (provided, that with respect to funds held by the Borrower in trust or escrow for any other Person with the Agent or any Lender, only the Borrower’s interest in earnings on such funds shall be Collateral) or designated on the books and records of the Borrower as assigned and pledged to Agent for the benefit of the Lenders, including all cash deposited in the Cash Collateral Account.

(g)    All Accounts or General Intangibles (as those terms are defined in the New York Uniform Commercial Code owned by the Borrower (“Receivables”) related to the Collateral referenced in Sections 3.1(a) through and including 3.1(c) for the payment of money against (1) FHA or a private mortgage insurer under an FHA or private insurer’s mortgage insurance policy insuring payment of, or any other Person under any other agreement (excluding a Servicing Contract) relating to, all or part of a defaulted Mortgage Loan repurchased by the Borrower from an investor or out of a pool of Mortgage Loans serviced by the Borrower, (2) obligors and their accounts, or any Investor, insurer or guarantor covering, or out of the proceeds of any sale of or foreclosure sale in respect of, any Mortgage Loan being serviced by any Borrower, in either case, for the reimbursement of real estate taxes or assessments, or casualty or liability insurance premiums, paid by the Borrower in connection with Mortgage Loans and (3) obligors and their accounts, or any other Investor, insurer or guarantor under or in respect of, or out of the proceeds of any sale or foreclosure sale in respect of, any Mortgage Loans serviced by the Borrower for repayment of advances made by the Borrower to cover shortages in principal and interest payments.

(h)    All Hedging Arrangements related to the Collateral referenced in Section 3.1(a) through and including 3.1(c) (“Pledged Hedging Arrangements”) and the Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that Agent’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts is limited to benefits, including rights to payment, related to the Collateral.

(i)    All Accounts, Chattel Paper, Instruments, General Intangibles, Certificated Securities, Uncertificated Securities, and Investment Property, as those terms are defined in the New York Uniform Commercial Code, arising from or relating to any of the foregoing Collateral.

(j)    All cash and non-cash proceeds of the foregoing Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the foregoing Collateral, and all products and proceeds of the foregoing Collateral, together with whatever is receivable or received when the foregoing Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, all rights to payment with respect to any cause of action affecting or relating to the foregoing Collateral or proceeds thereof.

(k)    The Cash Collateral Account, the Funding Account, and the Operating Account, all amounts now or hereafter on deposit therein and all interest or other amounts now or hereafter accrued thereon.

          3.2.    Authenticated Record.  This Agreement constitutes an authenticated record which authorizes the Agent to file such financing statements as the Agent determines as appropriate to perfect or protect the security interests created by this Agreement.

          3.3.    Release of Security Interest in Pledged Assets.

(a)    Except as provided in Section 3.3(b) below, Pledged Loans will be released from Agent’s security interest only against payment to Agent of the Release Amount in connection with those Pledged Loans.  If Pledged Loans are transferred to a pool custodian or an investor for inclusion in a Mortgage Pool and Agent’s security interest in the Pledged Loans included in the Mortgage Pool is not released before the issuance of the related Mortgage-backed Security, then that Mortgage-backed Security, when issued, is a Pledged Security, Agent’s security interest continues in the Pledged Loans backing that Pledged Security and Agent is entitled to possession of the Pledged Security in the manner provided in this Agreement.

(b)    If Pledged Loans are transferred to an Approved Custodian and included in an Eligible Mortgage Pool, Agent’s security interest in the Pledged Loans included in the Eligible Mortgage Pool will be released upon the delivery of the Agency Security to Agent (including delivery to or registration in the name of a third party on behalf of Agent), and that Agency Security is a Pledged Security.  Agent’s security interest in that Pledged Security will be released only against payment to Agent of the Release Amount in connection with the Mortgage Loans backing that Pledged Security.

(c)    The Agent for the benefit of the Lenders has the exclusive right to possession of all Pledged Securities or, if Pledged Securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as such term is defined in the UCC) or its nominee, Agent has the right to have the Pledged Securities registered in the name of a securities intermediary (as such term is defined in the UCC) in an account containing only customer securities and credited to an account of Agent.  Agent has no duty or obligation to deliver Pledged Securities to an Investor or to credit Pledged Securities to the account of an Investor or the Investor’s designee except against payment of the Release Amount for those Pledged Securities, unless the Agent shall have entered into a master agreement with such Investor on terms and conditions satisfactory to the Agent.  The Borrower acknowledges that Agent may enter into one or more standing arrangements with securities intermediaries with respect to Pledged Securities issued in book entry form or issued in certificated form and delivered to a clearing corporation or its nominee, under which the Pledged Securities are registered in the name of the securities intermediary, and the Borrower agrees, upon request of Agent, to execute and deliver to those securities intermediaries the Borrower’s written concurrence in any such standing arrangements.

(d)    If no Event of Default has occurred and is continuing, the Borrower may redeem a Pledged Loan or Pledged Security from Agent’s security interest by notifying Agent of its intention to redeem the Pledged Loan or Pledged Security from pledge and paying, or causing an Investor to pay, to Agent the Release Amount in connection with the Pledged Loan or the Pledged Loans backing that Pledged Security.

(e)    If an Event of Default has occurred and is continuing, Agent may, with no liability to the Borrower or any Person, continue to release its security interest in any Pledged Asset against payment of the Release Amount in connection with that Pledged Asset.

(f)    The amount (“Release Amount”) to be paid by the Borrower to obtain the release of Agent’s security interest in a Pledged Asset will be (1) unless and until an Event of Default occurs and is continuing, the principal amount of the Advances outstanding against the Pledged Asset, and (2) while an Event of Default exists, the full Committed Purchase Price therefor, or amount paid to Agent in a commercially reasonable disposition of that Pledged Asset by the Agent in the exercise of its rights and remedies under this Agreement.

3.4.    Delivery of Collateral Documents.

(a) If no Event of Default has occurred and is continuing, the Agent will deliver documents relating to the Collateral to the Borrower for correction or completion under a Trust Receipt.

(b) If no Event of Default has occurred and is continuing, upon delivery by the Borrower to the Agent of shipping instructions pursuant to the applicable Exhibit C, the Agent will transmit Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in the Agent’s possession, to the applicable Investor, Approved Custodian or other party acceptable to Agent in its sole discretion.

(c) Upon receipt of Notice from the Borrower, and payment of the Release Amount with respect to a Pledged Loan identified by the Borrower, Agent will release to the Borrower any Collateral Documents relating to the redeemed Pledged Loan or the Pledged Loans backing a Pledged Security that Agent has in its possession and that have not been delivered to an Investor or Approved Custodian.

3.5.    Collection and Servicing Rights.  So long as no Event of Default shall have occurred and is continuing, the Borrower shall have a revocable and nontransferable license to service and retain subservicers, and receive and collect directly all sums payable to the Borrower in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral.  During the continuance of any Event of Default, the Agent or its designee may revoke such license by Notice to the Borrower (or its successor, trustee, or receiver) whereupon the Borrower’s rights to so service the Collateral shall terminate.  Agent or its designee shall thereafter be entitled to service and receive and collect all sums payable to the Borrower in respect of the Collateral, and in such case (a) the Agent or its designee in its discretion may, in its own name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so, (b) the Borrower shall, if the Agent so requests, forthwith deliver the credit files and the servicing files for the Collateral to the Agent or its designee and pay to the Agent, on behalf of the Lenders, at its principal office all amounts thereafter received by the Borrower upon or in respect of any of the Collateral, advising the Agent as to the source of such funds, and (c) all amounts so received and collected by the Agent shall be held by it for the benefit of the Lenders as part of the Collateral.

3.6.    Return or Release of Collateral at End of Commitment.  If (a) the Commitment shall have expired or been terminated, and (b) no Advances, interest or other Obligations evidenced by the Loan Documents or due under this Agreement shall be outstanding and unpaid, the Agent shall deliver or release all Collateral in its possession to the Borrower.  The receipt of the Borrower for any Collateral released or delivered to the Borrower pursuant to any provision of this Agreement shall be a complete and full acquittance for the Collateral so returned, and the Agent and the Lenders shall thereafter be discharged from any liability or responsibility therefor.

4.        CONDITIONS PRECEDENT.

4.1. Initial Advance.  The obligation of the Lenders to make any Advance under this Agreement is subject to the satisfaction, in the sole discretion of the Agent, on or before the date thereof, of the following conditions precedent, save and except that Agent may, at its sole option, waive any one or more of the following conditions prior to the Initial Advance but such waiver shall not prevent Agent from requiring compliance of such condition(s) prior to any subsequent Advance to the extent set forth in a supplemental agreement entered into between the Borrower and Agent:

(a)    Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.

(b)    UCC, tax lien and judgment searches of the appropriate public records for the Borrower that do not disclose the existence of any prior Lien on the Collateral other than in favor of Agent or as permitted under this Agreement, or other than a Lien in favor of any Person which Lien shall be terminated in accordance with the provisions of this Agreement.

(c)   Agent shall have received from the Borrower a copy, certified as of a recent date by the appropriate officer of the State in which such Person is organized to be true and complete, of the corporate charter and any other organization documents of such Person as in effect on such date of certification.  The Borrower shall furnish evidence satisfactory to the Agent that they are each duly qualified and in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify could not have a materially adverse effect on the business, assets, or financial condition of the Borrower.

(d)    UCC financing statements naming the Borrower as debtor and the Agent as secured party covering the Collateral shall have been duly recorded and filed to the satisfaction of Agent and its counsel.

(e)    Agent shall have received evidence, in form, scope and substance and with such insurance carriers, satisfactory to the Agent, for all insurance policies required under any of the Loan Documents.

(f)    There shall be no pending or threatened litigation involving the Borrower which could reasonably be expected to result in a Material Adverse Change, and no judgment, order, injunction or other similar injunction or other similar restraint prohibiting any of the transactions contemplated hereby shall exist.

(g)    All action on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.  Agent shall have received from the Borrower true copies of resolutions adopted by the their respective boards of directors authorizing the transactions described herein, each certified by each of their secretaries as of a recent date to be true and complete.

(h)    Agent shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be an Authorized Representative: (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (b) with respect to the Borrower, to make requests for Advances; and (c) to give Notices and to take other action on behalf of the Borrower under the Loan Documents.

(i)    Copies of the certificates, documents or other written instruments that evidence the Borrower’s eligibility described in Section 5.11, together with copies of all seller/servicer contracts to which the Borrower is a party, all in form and substance satisfactory to Agent.

(j)    Borrower shall have paid to the Agent all fees and expenses required pursuant to this Agreement and the other Loan Documents.

(k)    The Agent shall be satisfied that (i) the Borrower has obtained all material and appropriate authorizations and approvals of all governmental authorities (including, without limitation, any approvals required by any of Fannie Mae, FHA, Freddie Mac, Ginnie Mae, HUD), required for the due execution, delivery and performance by the Borrower of each of the Loan Documents and for the perfection of or the exercise by the Agent and each Lender of their respective rights and remedies under the Loan Documents, and (ii) all transactions contemplated hereby shall be in material compliance with, and the Borrower shall have obtained all material and appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA, retiree health benefits, workers’ compensation and other requirements, regulations and laws and shall not contravene any charter, by-law, debt instrument or other material contact or agreement to which Borrower is a party.

(l)    No Material Adverse Change shall have occurred since the Statement Date and the Interim Date.

(m)   Borrower shall have provided such additional instruments and documents to the Agent and the Lenders as the Agent and the Agent’s counsel may have reasonably requested.

4.2.   Each Advance.  The obligation of the Lenders to make any Advance under this Agreement is subject to the satisfaction, in the sole discretion of the Agent, as of the date of each such Advance, of the following additional conditions precedent, save and except that Agent may, at its sole option, waive any one or more of the following conditions prior to the requested Advance but such waiver shall not prevent Agent from requiring compliance of such condition(s) prior to any subsequent Advance:

(a)    In connection with an Advance, the Borrower shall have delivered to the Agent the Advance Request, and the Collateral Documents, called for under, and shall have satisfied the procedures set forth in, Section 2.2 hereof and the applicable Exhibit C hereto described in that Section, according to the type of the requested Advance.  All items delivered to the Agent shall be satisfactory to the Agent, in form and content, and the Agent may reject such of them as do not meet the requirements of this Agreement or of the related Purchase Commitment.

(b)    The Agent shall have received evidence satisfactory to it as to the making and/or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments as may be necessary to perfect the security interest of the Agent in the Collateral under the Uniform Commercial Code of New York or other applicable law.

(c)    The representations and warranties of the Borrower contained in Article 5 hereof shall be accurate and complete in all material respects as if made on and as of the date of each Advance (except to the extent of changes resulting from transactions contemplated and permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date, and, unless Agent and each of the Lenders is notified to the contrary prior to the disbursement of the requested Advance).

(d)    The Borrower shall have performed all agreements to be performed by it hereunder, including without limitation, the payment of all fees when due hereunder, and, as of the date of the Advance Request, and after giving effect to the requested Advance, there shall exist no Default or Event of Default hereunder.

(e)    No change shall have occurred in any Legal Requirement that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Advance, and each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

(f)    No Material Adverse Change shall have occurred since the date of this Agreement.

Acceptance of the proceeds of the requested Advance by the Borrower shall be deemed a representation by the Borrower that all conditions set forth in this Article 4 shall have been satisfied as of the date of such Advance.

Notwithstanding the foregoing, or anything herein to the contrary, the Lenders shall have no obligation to make any Advances under this Agreement if, at any time, there shall have occurred any change in the ownership of the capital stock of Centerline Servicing, Inc., a Delaware corporation, from that existing on the date hereof, unless and until the Agent, in its sole direction, approves of any third-party servicer retained by CMC.

4.3.     Post-Closing Deliverables.  The Borrower shall cause each of the following conditions to be performed and completed within the applicable timeframe after the Closing Date as provided for such condition (as applicable to each such condition, the “Completion Date”).  If the Borrower fails to complete any of the conditions by the applicable Completion Date, such failure shall, at the Agent’s option, be deemed to be an Event of Default under this Agreement:

(a)    within ten (10) days following the Closing Date, Agent shall have received a favorable written opinion of counsel to the Borrower, in form, scope, and substance satisfactory to the Agent, addressed to the Agent and the Lenders.

(b)    within two (2) days following the Closing Date, Agent shall have received from the Borrower financial statements of the Borrower (and its Subsidiaries, on a consolidated basis) containing a balance sheet as of December 31, 2008 (the “Statement Date”) and related statements of income, changes in stockholders’ equity and cash flows for the period ended on the Statement Date and a balance sheet as of June 30, 2009 (“Interim Date”) and related statement of income for the period ended on the Interim Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and in the case of the statements as of the Statement Date, audited by independent certified public accountants of recognized standing acceptable to the Agent, together with an Officer Certificate prepared as of the Interim Date and executed by any officer of the Borrower.

5.       REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Agent and the Lenders, as of the date of this Agreement and (unless otherwise notified in writing by the Borrower and Agent, in its sole discretion, approves in writing) as of the date of each Advance Request and the making of each Advance, that:

5.1.    Organization; Good Standing; Subsidiaries.  The Borrower and each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the full legal power and authority to own its property and to carry on its business as currently conducted and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing could not reasonably be expected to result in a Material Adverse Change.  For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which the Borrower transacts business.  The Borrower has no Subsidiaries except as set forth on Schedule 5.1 hereto.  Schedule 5.1 sets forth with respect to each such Subsidiary, its name, address, place of incorporation, each state in which it is qualified as a foreign corporation, and the percentage ownership of the Borrower in such Subsidiary.

5.2.    Authorization and Enforceability.  The Borrower has all requisite corporate power and authority to execute, deliver, create, issue, comply and perform this Agreement, the Notes and all other Loan Documents to which the Borrower is party and to make the borrowings hereunder.  The execution, delivery and performance by the Borrower of this Agreement, the Notes and all other Loan Documents to which the Borrower is party and the making of the borrowings hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of the Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law or of the articles of incorporation or by-laws of the Borrower, conflict with or result in a breach of or constitute a default or require any consent under any contracts to which Borrower is a party, or result in the creation of any Lien upon any property or assets of the Borrower other than the Lien on the Collateral granted hereunder, or result in or require the acceleration of any Indebtedness of the Borrower pursuant to any agreement, instrument or indenture to which the Borrower is a party or by which the Borrower or its property may be bound or affected.  This Agreement, the Notes and all other Loan Documents contemplated hereby or thereby constitute legal, valid, and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally.

5.3.    Financial Condition.  The balance sheet of the Borrower provided to Agent pursuant to Section 4.3(b) hereof (and if applicable, its Subsidiaries, on a consolidating and consolidated basis) as at the Statement Date, and the related statements of income, changes in stockholders’ equity, and cash flows for the fiscal year ended on the Statement Date, heretofore furnished to the Agent, fairly present in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as at the Statement Date and the Interim Date and the results of its and their operations for the fiscal period ended on the Statement Date and the Interim Date.  The Borrower had, on the Statement Date and the Interim Date no known material liabilities of a kind required to be disclosed on a balance sheet or the notes thereto in accordance with GAAP, or any known redemption obligations, hedging liabilities, or other off-balance sheet financial transactions as to which there is recourse to the Borrower. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  Since the Interim Date, there has been no Material Adverse Change, nor is the Borrower aware of any state of facts particular to the Borrower which (with or without Notice or lapse of time or both) could reasonably be expected to result in a Material Adverse Change.

5.4.    Litigation.  Except as disclosed on Schedule 5.4, there are no actions, claims, suits or proceedings pending, or to the knowledge of the Borrower, threatened or reasonably anticipated against or affecting the Borrower or any Subsidiary of the Borrower in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which could reasonably be expected to, either in any case or in the aggregate, result in a Material Adverse Change or materially impair the right of such Person to carry on business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person (considering the Borrower and its Subsidiaries as a single Person for purposes of this Section 5.4), or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

5.5.    Compliance with Laws.  Neither the Borrower nor any Subsidiary of the Borrower is in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority which could reasonably be expected to result in a Material Adverse Change.

5.6.    Regulation U and X.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Advances made hereunder will be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R.  Parts 221 and 224.

5.7.    Holding Company and Investment Company Act.  None of the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

5.8.    Agreements.  Neither the Borrower nor any Subsidiary of the Borrower is a party to any agreement, instrument or indenture, or subject to any restriction, materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 5.3 hereof.  The Borrower and each Subsidiary of the Borrower are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture, which default could reasonably be expected to result in a Material Adverse Change.  No holder of any Indebtedness for money borrowed having a principal amount of $500,000 or more by the Borrower or of any of its Subsidiaries has given Notice of any alleged default thereunder or, if given, the same has been cured or will be cured by Borrower within the cure period provided therein, and no liquidation or dissolution of the Borrower or any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Borrower or any of its Subsidiaries or any of their respective properties is pending, or to the knowledge of the Borrower, threatened.

5.9.    Title to Properties.  The Borrower and each Subsidiary of the Borrower has good, valid, and in the case of real property insurable and marketable title to all of its material properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 5.3 hereof, and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements and not prohibited under this Agreement.

5.10.    ERISA.  Neither the Borrower nor any entity that could be treated as a single employer with the Borrower under Internal Revenue Code Section 414(b), (c), (m), (n) or (o), now or at any time during the sixty month period ending on the date hereof, sponsor(ed), maintain(ed) or contribute(d) to (or have or had an obligation to contribute to) any pension, profit sharing, stock option, insurance or other arrangement or plan for current or former employees that is subject to Title IV of the Employer Retirement Income Security Act of 1974, as now or hereafter amended (“ERISA”) or ERISA Section 302 except as may be identified to Agent in writing (which writing shall be supplemented, within 30 days of Agent’s request, by a copy of the arrangement or plan, and the financial statements and accountant’s reports for such arrangement or plan) by the Borrower from time to time (“ERISA Plan”) and no “Reportable Event,” as defined for purposes of Section 4043 of ERISA, has occurred with respect to any such ERISA Plan.  The granting of the Loan, the performance by the Borrower of its obligations under the Loan Documents, and the Borrower’s conducting of its operations do not and will not violate any provisions of ERISA or any ERISA Plan.

5.11.    Eligibility.  Except as permitted in Section 7.2 hereof, Borrower is and will remain at all times approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

(a)   for CMC and solely with respect to Pledged Loans that are FHA fully insured Mortgage Loans, a FHA approved mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

(b)    for CMC and solely with respect to Pledged Securities that are guaranteed by Ginnie Mae, a Ginnie Mae approved seller/servicer of Mortgage Loans and issuer of Mortgage-backed Securities guaranteed by Ginnie Mae.

(c)    for CMC, a Fannie Mae approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae.

(d)    for CMC, a Fannie Mae approved and qualified Delegated Underwriting and Servicing Lender, eligible to process, underwrite, hold, sell to Fannie Mae and service Fannie Mae Mortgage Loans under the DUS Program.

(e)    for CMC and CMP, a Freddie Mac approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac.

5.12.    Special Representations Concerning Collateral.  The Borrower hereby represents and warrants to the Agent and each Lender, as of the date of this Agreement and as of the date of each Advance, that:

(a)    The Borrower has not selected the Collateral in a manner so as to affect adversely the Agent’s interests.

(b)    The Borrower is the legal and equitable owner and holder of the Pledged Assets, free and clear of all Liens, other than Liens granted under this Agreement and assignments of Mortgages to Fannie Mae and Freddie Mac, which Fannie Mae and Freddie Mac, as applicable, have agreed to assign back to the Agent if Fannie Mae or Freddie Mac, as applicable, does not acquire the corresponding Pledged Asset.  All Pledged Assets and related Purchase Commitments have been duly authorized and validly issued to the Borrower, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Agent, subject to no other Liens.

(c)    The Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it hereunder.

(d)    Each Mortgage Loan and each related document included in the Pledged Loans (1) has been duly executed and delivered by the parties to that Mortgage Loan and that related document, (2) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (3) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the mortgagor under the Mortgage Loan or any other obligor on the Mortgage Note and (4) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Collateral Documents.  No party to any Mortgage Loan or related document included in the Pledged Loans is in violation of any applicable law, rule or regulation if the violation would impair the collectibility of the Mortgage Loan or the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related document.

(e)    Each Pledged Loan is secured by a Mortgage on real property located in one of the states of the United States or the District of Columbia.

(f)    Each Pledged Loan has been closed or will be closed and funded with the Advance made against it.

(g)    Each Pledged Loan that is not an FHA Construction Mortgage Loan has been fully advanced in the face amount of its Mortgage Note.  The Agent acknowledges and agrees that in certain instances, a portion of the proceeds of a Pledged Loan, although advanced to the borrower thereunder, will be held by the Borrower in escrow to be disbursed upon the completion of repairs to the subject property or upon the achievement of specified factors.

(h)    Each First Mortgage Loan is secured by a first Lien on the premises described in that Mortgage and each second Mortgage Loan or third Mortgage Loan is secured by a second or third Lien on the premises described in that Mortgage, and with respect to each second Mortgage Loan or third Mortgage Loan, the Borrower shall be the servicer and the Purchase Commitment shall be from the same Investor which holds the senior Lien on the premises.  Each Pledged Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Investors purchasing those Mortgage Loans.

(i)    Each Property has been evaluated or appraised in accordance with Title XI of FIRREA, to the extent required.

(j)    The Mortgage Note for each Pledged Loan is (1) payable or endorsed to the order of the Borrower, (2) an “instrument’ within the meaning of Section 9-102 of the Uniform Commercial Code of all applicable jurisdictions and (3) is denominated and payable in United States dollars.

(k)    No monetary default and, to the Borrower’s knowledge, no other default has existed for 60 days or more under any Mortgage Loan included in the Pledged Loans.

(l)    The Borrower has complied and will continue to comply with all laws, rules and regulations in respect of the FHA insurance of each Mortgage Loan included in the Pledged Loans designated by the Borrower as an FHA insured or VA guaranteed Mortgage Loan, and such insurance or guarantee is and will continue to be in full force and effect.

(m)    All fire and casualty policies covering Mortgaged Property encumbered by a Pledged Loan (1) name the Borrower and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect, and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broadest form of extended coverage insurance from time to time available.

(n)    Pledged Loans encumbering Mortgaged Property located in a special flood hazard area designated as such by the Secretary of HUD and/or the Director of the Federal Emergency Management Agency are and shall continue to be covered by special flood insurance under the National Flood Insurance Program.

(o)    Each Pledged Loan against which a Advance is made on the basis of a Purchase Commitment meets all of the requirements of that Purchase Commitment, and each Pledged Security against which an Advance is outstanding meets all of the requirements of the related Purchase Commitment.

(p)    Pledged Loans that are intended to be exchanged for Agency Securities comply or, prior to the issuance of the Agency Securities will comply, with the requirements of any governmental instrumentality, department or agency or any other Person issuing or guaranteeing the Agency Securities.

(q)    Pledged Loans that are intended to be used in the formation of Mortgage-backed Securities (other than Agency Securities) comply with the requirements of the issuer of the Mortgage-backed Securities (or its sponsor) and of the Rating Agencies.

(r)    None of the Pledged Loans is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature, and each Pledged Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

(s)    The Borrower does not have any ownership interest, right to acquire any ownership interest or equivalent economic interest in any property securing a Mortgage Loan or the mortgagor under the Mortgage Loan or any other obligor on, or guarantor of, the Mortgage Note.

(t)    The original assignments of Mortgage and of UCC financing statements delivered to the Agent for each Pledged Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

(u)    Each Pledged Loan secured by real property to which a manufactured home is affixed will create a valid Lien on that manufactured home that will have priority over any other Lien on the manufactured home, whether or not arising under applicable real property law or the UCC or other applicable law.

(v)    Agent will have a valid and duly perfected security interest, without further requirements for perfection, in (a) the Pledged Loans and Pledged Securities upon the delivery thereof to the Agent for the benefit of the Lenders and (b) the other Collateral described in Section 3.1 hereof to the extent that a security interest therein may be perfected under Article 9 of the UCC solely by filing a financing statement with the Secretary of State of Delaware, which lien shall be superior to any other interests therein.

(w)    All Pledged Assets have been underwritten in accordance with the standards and guidelines issued by Fannie Mae, Freddie Mac, FHA or Ginnie Mae, as applicable, except to the extent of any variation from such standards and guidelines permitted under the applicable Purchase Commitments or the standard agreements between Fannie Mae, Freddie Mac, FHA or Ginnie Mae, as applicable, and mortgage lenders or seller/servicers.

(x)    In connection with any Indebtedness incurred by Borrower that is permitted pursuant to Section 7.16(j), at the time of the initial sale pursuant to the ASAP Program to Fannie Mae of a Mortgage Loan, such Mortgage Loan will be subject to a Purchase Commitment and the Borrower’s primary obligation will be to deliver such Mortgage Loan to Fannie Mae in accordance with such Purchase Commitment and, in the event such Borrower is unable to deliver such Mortgage Loan in accordance with such Purchase Commitment, to buy back such Mortgage Loan, resulting in recourse exposure with respect to such Mortgage Loan substantially similar to the Borrower’s recourse exposure in connection with Fannie Mae DUS Mortgage Loans.

5.13.    Franchises, Patents, Copyrights, etc.  Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted, without known conflict with any rights of others.

5.14.    Proper Names.  Borrower does not originate Mortgage Loans or otherwise conduct business under any names other than its legal name and the assumed names set forth on Schedule 5.14.  The Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conducts business under any assumed name.  The Borrower’s use of the assumed names set forth on Schedule 5.14 does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by the Borrower to any other Person.

5.15.    Direct Benefit From Loans.  The Borrower has received, or, upon the execution and funding thereof, will receive (a) direct and indirect benefit from the making and execution of this Agreement and the other Loan Documents to which it is a party, and (b) fair and independent consideration for the entry into, and performance of, this Agreement and the other Loan Documents to which it is a party.  Contemporaneously with the disbursements of each Advance by the Lenders to the Borrower, all such proceeds will be used to for the purposes set forth in Section 2.1 hereof and none other.

5.16.    Loan Documents Do Not Violate Other Documents.  Neither the execution and delivery by the Borrower of this Agreement or any other Loan Document to which it is a party nor the consummation of the transactions herein and therein contemplated, nor the performance of, or compliance with, the terms and provisions hereof and thereof, does or will contravene, breach or conflict with any provision of either of its articles of incorporation or by-laws, or any applicable law, statute, rule or regulation or any judgment, decree, writ, injunction, franchise, order or permit applicable to the Borrower or its assets or properties, or does or will conflict or be inconsistent with, or does or will result in any breach or default of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, or other instrument to which the Borrower is a party or by which the Borrower or any of its property may be bound, the contravention, conflict, inconsistency, breach or default of which will have a materially adverse effect on the Borrower’s condition, financial or otherwise, or affect its ability to perform, promptly and fully, its obligations hereunder or under any of the other Loan Documents.

5.17.    Continuing Authority of Authorized Representatives.  Agent and each of the Lenders are authorized to rely upon the continuing authority of the Persons hereafter designated by the Borrower (“Authorized Representatives”) to bind the Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the submission of requests for Advances, and certificates with regard thereto.  Such authorization may be changed only upon written Notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such Notice and such Notice shall be effective not sooner than five (5) Business Days following receipt thereof by Agent.  The Authorized Representatives as of the date of this Agreement are listed on Schedule 5.17.

5.18.    Consents Not Required.  Except for those consents that have already been obtained and delivered to Agent or required as a condition to any Advance hereunder, no consent of any Person and no consent, license, permit, approval, or authorization of, exemption by, or registration or declaration with, any Tribunal is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any of the Loan Documents by the Borrower.

5.19.    Material Fact Representations.  Neither the Loan Documents nor any other agreement, document, certificate, or written statement furnished to the Agent or any Lender by or on behalf of the Borrower in connection with the transactions contemplated in any of the Loan Documents contains any untrue statement of a material adverse fact.  There are no facts or conditions known to the Borrower which could reasonably be expected to result in a Material Adverse Change that have not been fully disclosed, in writing, to the Agent and the Lenders, it being understood that this representation is made as of, and shall be limited to the date of this Agreement.  All writings heretofore or hereafter exhibited or delivered to the Agent or any Lender by or on behalf of the Borrower are and will be genuine and what they purport to be.

5.20.    Place of Business.  As of the date of this Agreement, the principal place of business of the Borrower and the chief executive office of the Borrower and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom are located at its principal office at New York, New York, or its office where Mortgage servicing is conducted at Irving, Texas, or at its office in Jersey City, New Jersey.

5.21.    Tax Returns and Payments.  All federal, state and local income, excise, property and other tax returns required to be filed with respect to Borrower’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon the Borrower, and Borrower’s Subsidiaries and upon its property, income or franchises, which are due and payable have been paid, including, without limitation, all FICA payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which the Borrower has established adequate reserves determined in accordance with GAAP, consistently applied.  The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 5.3 hereof are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of the Borrower and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which the Borrower, and Borrower’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

5.22.    Certain Transactions.  Except as set forth in Schedule 5.22 hereof, as of the date of this Agreement, none of the officers, trustees, directors, or employees of the Borrower or any of their Subsidiaries is presently a party to any transaction with the Borrower or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any officer, trustee, director or such employee or any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.23.    No Broker or Finder.  None of the Borrower nor anyone on behalf thereof has dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by the Agent or any of the Lenders in connection with this Loan.

5.24.    Special Representations Concerning Servicing Portfolio.  Schedule 5.24 is a true and complete list of the Borrower’s Servicing Portfolio as of the date set forth therein.  The Borrower hereby represents and warrants to Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

(a)    The Borrower is the legal and equitable owner and holder, free and clear of all Liens of the Servicing Contracts.

(b)    Except as otherwise disclosed to the Agent and the Lenders, all of the Borrower’s servicing rights under the Servicing Contracts constitute primary servicing rights.

(c)    Each Servicing Contract is in full force and effect and is legal, valid and enforceable in accordance with its terms, and no default or event that, with Notice or lapse of time or both, would become a default, exists under any Servicing Contract, except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Change.

(d)    Each right to the payment of money under the Servicing Contracts is genuine and enforceable in accordance with its terms against the parties obligated to pay the same, which terms have not been modified or waived in any respect or to any extent, except where such modification or waiver could not reasonably be expected to result in a Material Adverse Change.

(e)    To the best of the Borrower’s knowledge, no obligor has any defense, set off, claim or counterclaim against the Borrower that can be asserted against Agent or any Lender, whether in any proceeding to enforce Agent’s rights in the related Mortgage Loan or otherwise, except to the extent that any such defense, setoff, claim or counterclaim could not reasonably be expected to result in a Material Adverse Change.

(f)    The Borrower has not assigned or otherwise delegated any of its obligations under any Servicing Contract, other than pursuant to that certain Subservicing Agreement, dated as of January 31, 2007 by and among CMC and Centerline Servicing, Inc. (f/k/a ARCap Servicing, Inc.), a Delaware corporation (as amended and/or restated from time to time), as disclosed on Schedule 5.22 hereof.

5.25.    Special Representations Concerning FHA Mortgage Loans.  The Borrower hereby represents and warrants to Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

(a)    Each FHA-insured Mortgage Loan included in the Pledged Loans meets in all material respects all applicable Legal Requirements and any other governmental requirements for such insurance.  The Borrower has complied and will continue to comply in all material respects with all laws, rules and regulations with respect to the FHA insurance of each Pledged Loan designated by the Borrower as an FHA-insured Mortgage Loan, and such insurance is and will continue to be in full force and effect.

(b)    For FHA-insured Pledged Loans that will be used to back Ginnie Mae Mortgage-backed Securities, the Borrower received from Ginnie Mae confirmation notices for additional commitment authority and pool numbers, and there remains available under those agreements a commitment on the part of Ginnie Mae sufficient to permit the issuance of Ginnie Mae Mortgage-backed Securities in an amount at least equal to the amount of the Pledged Loans designated by the Borrower as the Mortgage Loans to be used to back those Ginnie Mae Mortgage-backed Securities; each of those confirmation notices is in full force and effect; each of those Pledged Loans has been assigned by the Borrower to one of those pool numbers and a portion of the available Ginnie Mae commitment has been allocated to this Agreement by the Borrower, in an amount at least equal to those Pledged Loans; and each of those assignments and allocations has been reflected in the books and records of the Borrower.

5.26.    Ownership, Subsidiaries and taxpayer identification numbers.

(a)    All of the stockholders of the Borrower and a description of the ownership interests held by the same, and of each of the Borrower’s Subsidiaries, are listed on Schedule 5.26 and no additional ownership interests, or rights or instruments convertible into such ownership interests, exist.

(b)    The taxpayer identification numbers and state organizational numbers (if applicable) of the foregoing Persons are accurately stated on Schedule 5.26.

(c)    Borrower is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding capital stock, membership interests or other equity interests of each of their respective Subsidiaries.

5.27.    Material Adverse Change.  There has been no Material Adverse Change since the date of the latest financial statements delivered by the Borrower hereunder.

5.28.    Ongoing Representations and Warranties.  Each request by the Borrower for an Advance: (i) shall constitute an affirmation by the Borrower on behalf of itself that the foregoing representations and warranties remain true and correct as of the date of such request (except as to matters specifically disclosed in writing to Agent and each of the Lenders prior to or simultaneously with such written request, and except to the extent of changes resulting from transactions contemplated and permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and, unless Agent and each of the Lenders is notified to the contrary prior to the disbursement of the requested Advance, will be so on the date of such Advance, and (ii) shall constitute the representation and warranty of the Borrower that the information set forth in each such request is true and correct and omits no material fact necessary to make the same not misleading.

6.        AFFIRMATIVE COVENANTS.

The Borrower hereby covenants and agrees with the Agent and the Lenders that, so long as the Commitment is outstanding or there remain any Obligations of the Borrower to be paid or performed under this Agreement or under any other Loan Document, the Borrower shall:

          6.1.    Payment of Notes.  Punctually pay or cause to be paid the principal of, interest on and all other amounts payable hereunder and under the Notes in accordance with the terms thereof.

          6.2.    Financial Statements and Other Reports.  Deliver or cause to be delivered to the Agent for the Borrower:

(a)    As soon as practicable, but in any event not later than sixty (60) days after the end of each fiscal quarter of the Borrower (including for the fourth fiscal quarter, which shall be subject to normal year end audit adjustments), the management prepared consolidating balance sheet of the Borrower and its Subsidiaries at the end of such quarter, and the related management prepared consolidating statements of earnings for such quarter, each setting forth in comparative form the figures for the same fiscal quarter of the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP.

(b)    As soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related statements of earnings and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report prepared without qualification by an independent certified public accountant reasonably acceptable to the Agent.

(c)    Concurrently with the delivery of the financial statements referred to in Sections 6.2 (a) and (b) above, a certificate (to be in the form of Exhibit D or on such other form as the Agent may from time to time prescribe) of an Authorized Representative stating that, to the best of such Authorized Representative’s knowledge, the Borrower during such period observed or performed in all material respects all of their covenants and other agreements, and satisfied in all material respects every material condition, contained in this Agreement or the other Loan Documents to be observed, performed or satisfied by them, and that such Authorized Representative has obtained no knowledge of any Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate the Borrower’s compliance with financial covenants set forth in Article 7 hereof.

(d)    As soon as available and in any event within sixty (60) days after the end of each fiscal quarter in the Borrower’s fiscal year, a consolidated loan production report as of the end of that fiscal quarter, presenting the total dollar volume and the number of Mortgage Loans originated and closed or purchased during that fiscal quarter and for the fiscal year-to-date, specified by property type and loan type.

(e)    As soon as available and in any event within 60 days after the end of each calendar quarter, a consolidated report (“Servicing Portfolio Report”) as of the end of the calendar quarter, as to all Mortgage Loans the servicing rights to which are owned by the Borrower (specified by investor type, recourse and non-recourse) regardless of whether the Mortgage Loans are Pledged Loans.  The Servicing Portfolio Report must indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by, the Borrower.

(f)    At the Agent’s request, a commitment summary and pipeline report dated as of the end of such month and in form, substance and scope acceptable to the Agent.

(g)    Promptly after the Borrower’s receipt thereof, copies of all accountants’ management letters delivered to the Borrower or its Subsidiaries.

(h)    Within ten (10) days after filing, copies of all regular or periodic financial and other reports, if any, which the Borrower shall file with the Securities and Exchange Commission or any governmental agency successor thereto and copies of any audits completed by Ginnie Mae, Freddie Mac, Fannie Mae, FHA, or HUD.

(i)    From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of the Borrower as the Agent may reasonably request.

(j)    Within three (3) Business Day of the Borrower’s receipt thereof, copies of any letters or communications from Freddie Mac or Fannie Mae informing the Borrower of events resulting in a reduction or dilution of business arrangements with such entity.

(k)    By no later than the 15th day of each calendar month beginning October 1, 2009, a copy of Fannie Mae’s DUS watch list for mortgage loans serviced by CMC, including, without limitation, information on loans that have matured or are in default, and special servicing action plans related to the same.

(l)    By no later than the 15th day of each calendar month beginning October 1, 2009, a copy of Freddie Mac’s Risk Share watch list for mortgage loans serviced by CMP, including, without limitation, information on loans that have matured or are in default.

6.3.   Maintenance of Existence; Conduct of Business.  Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including, without limitation, its eligibility as lender, seller/servicer and issuer described under Section 5.11 hereof; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required by HUD at any and all times for maintaining the Borrower’s status as a FHA approved mortgagee; and make no material change in the nature or character of its business if it would result in the Borrower engaging in a business other than the mortgage banking business a majority of which shall focus on multifamily mortgages consistent with its historical business.

6.4.    Compliance with Applicable Laws.  Comply with all Legal Requirements, a breach of which could reasonably be expected to result in a Material Adverse Change, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor, and if at any time while any Obligation is outstanding or the Lenders have any obligation to make Advances hereunder, any authorizations from governmental authorities or other third party consents, approvals, or notifications shall become necessary or required in order that Borrower may pay or perform any of the Obligations, promptly take or cause to be taken all reasonable steps within the power of Borrower to obtain such authorizations, consents, approvals, or notifications, and furnish the Agent and the Lenders with evidence thereof, unless the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.5.    Inspection of Properties and Books.  Permit authorized representatives of the Agent and any Lender to (a) discuss the business, operations, assets and financial condition of the Borrower and Borrower’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, and (b) inspect all of the Borrower’s property and all related information and reports at the expense of such Lender or Agent, as applicable, all at such reasonable times as the Agent or any Lender may request.

6.6.    Notice.  Give prompt written Notice to the Agent of (a) any action, suit or proceeding instituted by or against the Borrower or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which action, suit or proceeding has at issue in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (except for normal collection and foreclosure proceedings initiated by the Borrower in connection with a Mortgage Loan or any other Mortgage loan), or any such proceedings threatened against the Borrower, or any of Borrower’s Subsidiaries in writing containing the details thereof, (b) the filing, recording or assessment of any federal, state or local tax Lien against it, or any of its assets or any of its Subsidiaries, (c) the occurrence of any Event of Default hereunder or the occurrence of any Default and continuation thereof for five (5) days, (d) the suspension, revocation or termination of the Borrower’s eligibility, in any respect, as approved lender, seller/servicer or issuer as described under Section 5.11 hereof, (e) the transfer, loss or termination of any Servicing Contract with an Investor to which the Borrower is a party, or which is held for the benefit of the Borrower, and the reason for such transfer, loss or termination, if known to the Borrower, (f) any change in its accounting method as in effect on the date of this Agreement or change in its fiscal year ending date from December 31, and (f) any other action, event or condition of any nature which could reasonably be expected to result in a Material Adverse Change.

6.7.    Payment of Debt, Taxes, etc.  Pay and perform all Indebtedness for money borrowed by the Borrower having a principal amount of $500,000 or more, and cause to be paid and performed all Indebtedness  for money borrowed by its Subsidiaries having a principal amount of $500,000 or more in accordance with the terms thereof and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges, tax Liens, or levies imposed upon the Borrower or its Subsidiaries, or upon their respective income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and its Subsidiaries shall not be required to pay obligation, Indebtedness, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which the Borrower or its Subsidiaries shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending, and provided further that book reserves adequate under GAAP shall have been established with respect thereto, to the extent required, and provided further that the owing Person’s title to, and its right to use, its property is not materially adversely affected thereby.

6.8.    Insurance.  Maintain and cause each of its Subsidiaries to maintain insurance with respect to its other properties with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.  Schedule 6.8 sets forth all insurance maintained by the Borrower at the date of this Agreement.

6.9.    Closing Instructions.  Indemnify and hold the Agent and each Lender and all those claiming by, through or under the Agent and each of the Lenders, harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or approved attorney to comply with Borrower’s disbursement or instruction letter relating to any Mortgage Loan.  Agent has the right to pre-approve the Borrower’s disbursement or instruction letter to the title insurance company, agent or approved attorney in any case in which the Borrower intends to obtain a Advance against the Mortgage Loan to be created at settlement or to pledge that Mortgage Loan as Collateral under this Agreement.  The Borrower’s disbursement or instruction letter must state that Agent, for the benefit of the Lenders has a security interest in any amounts advanced to fund a Mortgage Loan and in the Mortgage Loan funded with those amounts and must require the title insurance company, agent or approved attorney involved in the transaction to return any amounts advanced by any Lender and not used to fund the Mortgage Loan.

6.10.    Other Loan Obligations.  Perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Borrower is bound or to which any of its property is subject, and promptly notify the Agent in writing of a declared default under or the termination, cancellation, reduction or non-renewal of any of its other lines of credit or financing agreements with any other lender.  Schedule 6.10 hereto is a true and complete list of all such lines of credit or financing agreements as of the date hereof.

6.11.    Accounts. Maintain the Operating Account, the Funding Account, and the Cash Collateral Account with Agent.  Nothing herein shall be deemed to restrict the Borrower from maintaining reserve or other accounts with other financial institutions.

6.12.    Special Affirmative Covenants Concerning Collateral.

(a)    Warrant and defend the right, title and interest of the Agent and the Lenders in and to the Collateral against the claims and demands of all Persons whomsoever.

(b)    Service or cause to be serviced all Pledged Loans in accordance with the standard requirements of the issuers of Purchase Commitments covering them and all applicable HUD, Fannie Mae and Freddie Mac requirements, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans; and must service or cause to be serviced all Mortgage Loans backing Pledged Securities in accordance with applicable governmental requirements and requirements of issuers of Purchase Commitments covering them.

(c)    Execute and deliver to the Agent such Uniform Commercial Code financing statements with respect to the Collateral as the Agent may request.  The Borrower shall also execute and deliver to the Agent such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as reasonably required by the Agent to secure the Collateral, and shall do and perform all matters and things reasonably requested by the Agent that are necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving a first priority security interest in the Collateral and all other benefits intended to be afforded the Lenders under this Agreement.  The Agent, on behalf of the Lenders, shall have all the rights and remedies of a secured party under the Uniform Commercial Code of New York, or any other applicable law, in addition to all rights provided for herein.

(d)    Notify the Agent within two (2) Business Days after receipt of notice from an Investor of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Loan, Eligible Mortgage Pool or Pledged Security.

(e)    Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions thereof or thereto.  The Borrower will cause to be delivered to the Investor the Pledged Loans and Pledged Securities to be sold under each Purchase Commitment not later than the mandatory delivery date of the Pledged Loans or Pledged Securities under the Purchase Commitment.

(f)    Maintain, at its principal office at New York, New York, or its offices at Irving, Texas and Jersey City, New Jersey (until such office is closed and moved to its principal office at New York, New York), or at other offices approved by the Agent, or in the office of a computer service bureau engaged by the Borrower and approved by the Agent, and, upon request, shall make available to the Agent, for the benefit of the Lenders, the originals, or copies in any case where the originals have been delivered to the Agent, for the benefit of the Lenders, or to an Investor, of its Mortgage Notes and Mortgages included in Collateral, Mortgage-backed Securities delivered to the Agent, for the benefit of the Lenders, as Pledged Securities, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

(g)    Be in good standing with Fannie Mae, Freddie Mac, Ginnie Mae, and FHA, except to the extent related to programs in which the applicable Borrower has ceased to originate Mortgage Loans and, in the case of Fannie Mae and Freddie Mac, such cessation was not the result of a termination or other action by Fannie Mae, Freddie Mac, Ginnie Mae, or FHA, as applicable.

6.13.    Appraisals of Servicing Portfolio.  Within forty-five (45) days after the end of each calendar quarter ending September 30, provide to the Agent, at the Borrower’s sole cost and expense, an annual appraisal of the Servicing Rights by Prestwick Mortgage Group or any other Servicing Rights appraiser approved by Agent in writing, such approval not be unreasonably withheld.

6.14.    Cure of Defects in Loan Documents.  Promptly cure and cause to be promptly cured any defects in the creation, issuance, execution and delivery of this Agreement and the other Loan Documents; and upon request of the Agent and at the Borrower’s expense, the Borrower will promptly execute and deliver, and cause to be executed and delivered, to the Agent or its designee, all such additional documents, agreements and/or instruments in compliance with or in accomplishment of the covenants and agreements of this Agreement and the other Loan Documents, and/or to create, perfect, preserve, extend and/or maintain any and all Liens created pursuant hereto or pursuant to any other Loan Document as valid and perfected Liens (of a priority as set forth in this Agreement) in favor of the Agent for the benefit of the Lenders to secure the Obligations, all as reasonably requested from time to time by the Agent.

6.15.    Charging Accounts.  Agent is hereby authorized, on or after the due date, to charge the Operating Account and/or the Cash Collateral Account with the amount of all principal and interest payments due under this Agreement, the Notes or the other Loan Documents, and, in addition, upon the occurrence and during the continuation of an Event of Default, the Agent is hereby authorized on or after the due date, to charge the Operating Account and/or the Cash Collateral Account with the amount of all unpaid fees, costs and expenses to which the Agent and the Lenders are entitled under this Agreement.  The failure of Agent to so charge any such account shall not affect or limit the Borrower’s obligation to make any required payment.

7.        NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees with the Agent and the Lenders that, so long as the Commitment is outstanding or there remain any Obligations of the Borrower to be paid or performed under this Agreement or any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Agent:

7.1.    Merger; Acquisitions.  Become a party to any merger or consolidation, or agree to or effect any asset acquisition or disposition or stock acquisition or disposition (other than the acquisition or disposition of assets in the ordinary course of business consistent with past practices, including the acquisition or disposition of Mortgage Loans and property acquired on foreclosure of Mortgages), except dispositions of Servicing Contracts in an amount not to exceed five percent (5%) of the Servicing Portfolio during any twelve (12) month period.

7.2.    Loss of Eligibility.  Take any action that would cause the Borrower to lose all or any part of its status as an eligible lender, seller/servicer and issuer as described under Section 5.11 hereof (except to the extent related to programs in which the applicable Borrower has ceased to originate Mortgage Loans and, in the case of Fannie Mae and Freddie Mac, such cessation was not the result of a termination or other action by Fannie Mae, Freddie Mac, Ginnie Mae, or FHA, as applicable).

7.3.    Tangible Net Worth (CMC).  Permit the Tangible Net Worth of CMC (and its Subsidiaries, on a consolidated basis) to be less than the greater of (x) $50,000,000.00 or (y) an amount sufficient to satisfy the requirements from time to time of both Fannie Mae and Freddie Mac, to be tested as of the Closing Date and on the last day of each calendar quarter thereafter.

7.4.    Tangible Net Worth (CMP).  Permit the Tangible Net Worth of CMP (and its Subsidiaries, on a consolidated basis) to be less than the greater of (x) $2,000,000.00 or (y) an amount sufficient to satisfy the requirements from time to time to participate in any applicable Multifamily Property program, to be tested as of the Closing Date and on the last day of each calendar quarter thereafter.

7.5.    Liquidity (CMC).  Permit at any time the unrestricted cash and Cash Equivalents of CMC (and its Subsidiaries, on a consolidated basis) to be less than $500,000 plus 0.10% of the aggregate outstanding principal amount of the aggregate of Serviced Loans serviced on behalf of Fannie Mae, or such higher level as Fannie Mae may require from time to time.

7.6.    Liquidity (CMP).  Permit at any time the unrestricted cash and Cash Equivalents of CMP (and its Subsidiaries, on a consolidated basis) to be less than $200,000 calculated in a manner required for eligibility as a Freddie Mac Program Seller/Servicer.

7.7.    Limits on Corporate Distributions.  Pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock or any redemption or other acquisition, direct or indirect, of any shares of its stock or of any warrants, rights or other options to purchase any shares of its stock nor purchase, acquire, redeem or retire any stock or ownership interest in itself whether now or hereafter outstanding except that so long as no Default or Event of Default exists at such time, or would exist immediately thereafter, the Borrower may declare and pay cash dividends or distributions to its shareholders.

7.8.    Loans and Advances.  Except as permitted in Section 7.10 and 7.17 hereof, make any loans or advances to any Person other than (a) Mortgage Loans, (b) intercompany loans at a time when a Distribution would be permitted under Section 7.7 hereof, or (c) advances to the Borrower’s or its Subsidiaries’ employees in the ordinary course of business for reasonable expenses to be incurred by such employees for the benefit of the Borrower or such Subsidiaries.  Notwithstanding the foregoing, the Borrower may purchase and originate Mortgage Loans in the ordinary course of business consistent with past practices.

7.9.    No Investments Except Approved Investments.  Without the prior written consent of Agent, make or permit to remain outstanding any Investment except an Investment which is in:

(a)    Cash Equivalents (provided, however, the Fannie Mae Reserve Account may be invested for a period that exceeds 364 days); and

(b)    Property acquired in the normal and ordinary course of the Borrower’s present business of originating and purchasing Mortgage Loans (including property acquired on foreclosure of Mortgages and, as to the Borrower and its Subsidiaries, the origination and purchase of Mortgage Loans in the ordinary course of their business) as conducted on the date hereof and any other business permitted under this Agreement.

7.10.    Charter Documents and Business Termination.

(a)    Issue, sell or commit to issue or sell any shares of its or their capital stock of any class, or other equity or investment security;

(b)    Amend or otherwise modify its or their corporate charter or otherwise change its or their corporate structure in any manner which could reasonably be expected to result in a Material Adverse Change; or

(c)    Take any action with a view toward its or their dissolution, liquidation or termination, or, in fact, dissolve, liquidate or terminate its existence; or

(d)    Change its or their respective taxpayer identification numbers and state organizational numbers unless such Person shall have provided the Agent with not less than forty-five days prior written Notice.

7.11.    Reserved.

7.12.    No Sales, Leases or Dispositions of Property.  Except in the ordinary course of its business, sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of such Person’s business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business consistent with past practices and to the extent not otherwise prohibited by this Agreement, to a Subsidiary of the Borrower, and sales of (1) Mortgage Loans, (2) Mortgage-backed Securities, (3) Servicing Contracts (provided that this provision shall not be deemed to restrict subservicing by an Affiliate of the Borrower) and (4) other dispositions of Serviced Loans in an amount not to exceed five percent (5%) of the Servicing Portfolio during any twelve (12) month period.

7.13.    Changes in Business or Assets.  Cease actively to engage in the business of originating or acquiring Mortgage Loans or make any other material change in the nature or scope of the business in which each such Person engages as of the date of this Agreement.

7.14.    Changes in Office Location.  Change the current addresses and/or locations of its principal office at New York, New York, or its office where its principal servicing activities are conducted at Irving, Texas, unless approved by the Agent.

7.15.    Special Negative Covenants Concerning Collateral.

(a)    Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Assets, except for amendments to correct errors and amendments or waivers which are not material to the applicable Pledged Asset.

(b)     Sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement or as permitted herein) any of the Collateral or any interest therein.

(c)    Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

7.16.    No Indebtedness.  Create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)    the Obligations;

(b)    current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)    endorsements of negotiable instruments for collection in the ordinary course of business;

(d)    secured purchase money debt or capitalized lease obligations;

(e)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.7 hereof;

(f)    Indebtedness of less than ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), in the aggregate, incurred in the ordinary course of business for capital expenditures;

(g)    Indebtedness secured by real property acquired upon foreclosure of Mortgages, which, either (x) is so secured at the time of such acquisition, or (y) is directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by the Borrower or the subject Subsidiary to be recovered from the sale or other disposition of the subject real property;

(h)    unsecured Indebtedness for borrowed money incurred in the ordinary course of business and not exceeding $1,500,000, plus intercompany liabilities which have a maturity date which is later than the Maturity Date and which are subordinated to the Obligations pursuant to subordination agreements satisfactory to the Agent which shall permit repayment as long as (A) no Default then exists, and (B) no Default would thereupon occur (including on a pro forma basis as if applicable financial covenants were tested as of the date of such repayment;

(i)    Indebtedness (exclusive of the Indebtedness referred to in clause (h) above) incurred to finance no greater than 100% of the purchase or leasing of equipment, in the ordinary course of business;

(j)    Indebtedness to Fannie Mae, Freddie Mac, Ginnie Mae, FHA or other parties with whom the Borrower and its Subsidiaries originate, sell, repurchase or service Mortgage Loans (including Indebtedness under the ASAP and ASAP Plus programs), to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business consistent with past practices;

(k)    Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which a Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(l)    Indebtedness in respect of mortgage warehouse lines of credit on terms and conditions consistent with the terms and conditions hereof, including, without limitation, that the underlying mortgage loans made by Borrower under such warehouse lines shall be entered into pursuant to unconditional purchase commitments from Fannie Mae, Freddie Mac, Ginnie Mae, or other investors acceptable to the Agent in its reasonable discretion;

(m)    unsecured Indebtedness in respect to reimbursement agreements entered into in connection with the issuance of letters of credit to satisfy Borrower’s reimbursement obligations to Freddie Mac and Fannie Mae, provided that the aggregate principal balance of such unsecured Indebtedness shall not exceed $15,000,000.00; and

(n)    Indebtedness existing on the date of this Agreement and listed and described on Schedule 7.16 hereto.

7.17.    No Liens.  Except in connection with its purchase, origination and sale from time to time of Mortgage Loans and related assets in the ordinary course of business as conducted on the date hereof, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) pledge any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) agree to a negative pledge in favor of any Person other than the Agent or the Lenders pursuant to the Acquisition Facility with respect to any assets or rights, now owned or hereafter arising provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

(a)    liens on properties to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof);

(b)    deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(c)    liens on properties the Indebtedness with respect to which is permitted by Section 7.16 hereof;

(d)    presently outstanding liens listed on Schedule 7.17 hereto.

(e)    liens in favor of the Agent and the Lenders under the Loan Documents; liens securing Indebtedness to Fannie Mae, Freddie Mac, Ginnie Mae, FHA or other parties with whom the Borrower or its Subsidiaries originate, sell, repurchase or otherwise service Mortgage Loans provided such liens relate to the foregoing transactions, but only to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business;

(f)    liens securing Indebtedness secured by real property acquired upon foreclosure of Mortgages, which either (x) is so securing at the time of such acquisition, or (y) is directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by the Borrower or the subject Subsidiary to be recovered from the sale or other disposition of the subject real property;

(g)    liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);

(h)    easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(i)    liens securing Indebtedness permitted pursuant to Section 7.16(i), provided such lien does not extend beyond the equipment which is the subject of the Indebtedness; and

(j)    liens in favor of Ginnie Mae in connection with Ginnie Mae Mortgage Loans, provided such liens relate to the subject Mortgage Loan.

7.18.    Pledge of Servicing Contracts.  Pledge or grant a security interest in any existing or future Servicing Contracts of the Borrower (other than (i) to Agent or (ii) to Bank of America, N.A, as administrative agent, under that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 19, 2008, by and among CHC and CCG, as the borrowers, the guarantors and lenders party thereto from time to time and Bank of America, N.A., as administrative agent on behalf of the lenders, as the same may be amended and/or restated from time to time), or otherwise assign or delegate any of its obligations under any Servicing Contract (other than pursuant to that certain Subservicing Agreement, dated as of January 31, 2007 by and among CMC and Centerline Servicing, Inc. (f/k/a ARCap Servicing, Inc.), a Delaware corporation (as amended and/or restated from time to time), as disclosed on Schedule 5.22 hereof).  Notwithstanding the foregoing, nothing herein shall give rise to or permit the grant of a security interest in any Servicing Contract if the grant of a security interest therein is prohibited thereby or would constitute a breach or default thereunder, or would result in the termination thereof (including, by way of example, Servicing Contracts pursuant to which CMC or CMP service Mortgage Loans transferred to Freddie Mac or Fannie Mae).

7.19.    Recourse Servicing Contracts.  Acquire or enter into Servicing Contracts under which the Borrower must repurchase or indemnify the holder of the Mortgage Loans as a result of defaults on the Mortgage Loans at any time during the term of those Mortgage Loans, except for loss sharing under Fannie Mae DUS Mortgage Loans, Freddie Mac loss sharing and FHA/Ginnie Mae coinsurance and as a result of customary representations and warranties consistent with past practices in the ordinary course of the Borrower’s business concerning the Mortgage Loans.

7.20.    Gestation Agreements.  Directly or indirectly sell or finance a Mortgage Loan under any Gestation Agreement if the Mortgage Loan is pledged to the Agent as Collateral under this Agreement.

7.21.    Minimum Servicing Portfolio.  Permit the aggregate principal amount of the Serviced Loans (exclusive of Serviced Loans which are sixty (60) days or more past due or otherwise in default) to be less than SIX BILLION AND NO/100 DOLLARS ($6,000,000,000.00), computed as of the end of each calendar quarter.

7.22.    Maximum Serviced Loans Delinquencies.  At no time shall the aggregate principal amount of Serviced Loans as to which the Borrower has any loss sharing exposure which are sixty (60) days or more past due or otherwise in default exceed 2% of aggregate principal balances of all such Serviced Loans.

7.23.    Subsidiaries.  The Borrower hereby covenants and agrees that it shall not create, obtain, acquire, suffer to exist or otherwise have any Subsidiaries, without the Agent’s prior written consent (which consent may be withheld in the Agent’s unrestricted discretion); provided, however, that the Borrower may acquire, form or otherwise invest in a Subsidiary which engages in the mortgage banking business, and, with respect to any such Subsidiary’s originations of Mortgage Loans in pursuit of such business, a majority of such business shall focus on multi-family mortgages consistent with the Borrower’s historic business.  Any Subsidiary so created or acquired by the Borrower shall constitute a “Borrower” as referred to herein.  The Borrower acknowledges and covenants that upon the creation or acquisition of any new Subsidiary permitted hereby, the Borrower shall provide at least 30 days prior written notice of the creation or acquisition thereof, and at the Agent’s option such Subsidiary shall execute and deliver to the Agent an agreement reasonably satisfactory to the Agent under which such Subsidiary joins this Agreement as a Borrower.

8.       DEFAULTS; REMEDIES.

          8.1.    Events of Default.  The occurrence of any of the following conditions or events shall be an event of default (“Event of Default”):

(a)    Failure to pay the principal of any Advance when due, whether at stated maturity, by acceleration, or otherwise; or failure to pay any installment of interest on any Advance or any other amount due under this Agreement within ten (10) days after the due date; or

(b)    Failure of the Borrower or any of its Subsidiaries to pay, or any default in the payment of any principal or interest on, any other Indebtedness for money borrowed beyond any period of grace provided; or breach or default with respect to any other material term of any other Indebtedness for money borrowed under any loan agreement, mortgage, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, Indebtedness of the Borrower or its Subsidiaries for money borrowed in the aggregate amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) or more to become or be declared due prior to its stated maturity (upon the giving or receiving of Notice, lapse of time, both, or otherwise); or

(c)    (i) Borrower shall fail to comply with (y) the provisions of clauses (a) through (e) inclusive of Section 7.17 with respect to any lien not resulting from a voluntary action by the Borrower within five (5) days from the date of the Agent’s written notice to the Borrower informing the Borrower of the failure to have so complied with said provisions, or (z) the covenants set forth in Sections 7.1 through 7.23 (other than as set forth in clause (i)(y) of this Section with respect to Section 7.17), or (ii) any of the Borrower’s representations or warranties made or deemed made herein or in any other Loan Document, or in any statement or certificate at any time given by the Borrower in writing pursuant hereto or thereto shall be inaccurate or incomplete in any materially adverse respect on the date as of which made or deemed made; or

(d)    The Borrower shall default in the performance of or compliance with any term or covenant contained in this Agreement and such default shall not have been remedied or waived within thirty (30) days after receipt of written Notice from the Agent of such default other than those referred to above in Subsections 8.1(a), 8.1(b), or 8.1(c); or

(e)    (1) A court having jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of Borrower’s Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in respect of the Borrower or any of Borrower’s Subsidiaries, which decree or order is not stayed; or a filing of an involuntary case under any applicable bankruptcy, insolvency or other similar law in respect of the Borrower or any of Borrower’s Subsidiaries has occurred; or (2) any other similar relief shall be granted under any applicable federal or state law; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of Borrower’s Subsidiaries, or over all or a substantial part of their respective property, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of Borrower’s Subsidiaries, for all or a substantial part of their respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of Borrower’s Subsidiaries, and the continuance of any such events in Subsections (1) and (2) above for sixty (60) days unless dismissed or discharged; or

(f)    The Borrower or any of Borrower’s Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Borrower or any of Borrower’s Subsidiaries of any assignment for the benefit of creditors; or the failure of the Borrower or any of Borrower’s Subsidiaries, or the admission by any of them of its inability, to pay its debts as such debts become due; or

(g)    Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) which has been denied coverage under the Borrower’s insurance policies, as applicable, shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event no later than five (5) days prior to the date of any proposed sale thereunder; or

(h)    Any order, judgment or decree shall be entered against the Borrower decreeing the dissolution or split up of the Borrower and such order shall remain undischarged or unstayed for a period in excess of forty-five (45) days; or

(i)    Any Plan maintained by the Borrower or any of Borrower’s Subsidiaries shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof the Borrower’s or any Subsidiary’s liability (after giving effect to the tax consequences thereof) to the Pension Benefit Guaranty Corporation (or any successor thereto) for unfunded guaranteed vested benefits under the Plan exceeds the then current value of assets accumulated in such Plan by more than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (or in the case of a termination involving the Borrower or any of Borrower’s Subsidiaries as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

(j)    The Borrower or any of Borrower’s Subsidiaries as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00); or

(k)    The Borrower shall contest the validity or enforceability hereof, or the Agent’s security interest on any portion of the Collateral shall become unenforceable or otherwise impaired; provided that, subject to the Agent’s approval, no Event of Default shall occur and be continuing as a result of such impairment if all Advances made against any such Collateral shall be paid in full within ten (10) days of the date of such impairment; or

(l)    The Borrower dissolves or terminates its existence, or discontinues its business of engaging in the mortgage banking business, a majority of which shall focus on multifamily mortgage loans consistent with its historical business; or

(m)    Any court shall find or rule, or the Borrower shall assert or claim, (i) that the Agent does not have a valid, first priority perfected, enforceable Lien and security interest in the Collateral as represented in this Agreement or in any other Loan Document, or (ii) that this Agreement or any of the Loan Documents does not or will not constitute the legal, valid, binding and enforceable obligations of the party or parties (as applicable) thereto, or (iii) that any Person has a conflicting or adverse Lien, claim or right in, or with respect to, the Collateral and the Borrower is unable within ten (10) days to have such finding or ruling reversed or to have such adverse Lien, claim or right removed; or

(n)    The Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or other process which is not vacated within sixty (60) days from the date thereof; or

(o)    Borrower or its Subsidiaries shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of Borrower or its Subsidiaries; or

(p)    A Change in Control shall occur; or

(q)    A Material Adverse Change shall occur; or

(r)    Failure of CHC or CCG to pay, or any default in the payment of any principal or interest on, any indebtedness for borrowed money beyond any period of grace provided; or breach or default with respect to any other material term of any other indebtedness for money borrowed under the loan agreement, mortgage, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holder thereof (or a trustee on behalf of such holder or holders) to cause, such indebtedness of CHC or CCG to become or be declared due prior to its stated maturity (upon the giving or receiving of Notice, lapse of time, both or otherwise).

If an Event of Default is waived by the Majority Lenders (or all of the Lenders if and to the extent required by the terms hereof), in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of Agent, the Event of Default so waived shall be deemed to have never occurred.

8.2.     Remedies.

(a)    Upon the occurrence of any Event of Default described in Sections 8.1(e), 8.1(f), 8.1(h) or 8.1(k), the Commitment shall automatically terminate and all unpaid and accrued Obligations of the Borrower shall automatically become due and payable, without Notice, presentment for payment, demand, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, maturity, or any other Notices or requirements of any kind to the Borrower or any other Person liable thereon or with respect thereto, all of which are hereby expressly waived by the Borrower.

(b)    Upon the occurrence of any Event of Default, other than those described in Sections 8.1(e), 8.1(f), 8.1(h) or 8.1(k), the Agent may, by written Notice to the Borrower, terminate the Commitment and/or declare all unpaid and accrued Obligations of the Borrower to be immediately due and payable, whereupon the same shall forthwith become due and payable, together with all accrued and unpaid interest thereon, and the obligation of the Lenders to make any Advances shall thereupon terminate.

(c)    Upon the occurrence of any Event of Default, the Agent may also do any of the following:

1.    Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of Obligations of the Borrower in any manner permitted by law or provided for hereunder.

2.    Notify all obligors, servicers or other Persons in respect of the Collateral that the Collateral has been assigned to the Agent, for the benefit of the Lenders, and that all payments thereon are to be made directly to the Agent, for the benefit of the Lenders, or such other party as may be designated by the Agent; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral, any such obligor or any Investor or any portion of the Collateral, on terms acceptable to the Agent; enforce payment and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

3.    Act, or contract with a third Person to act, as servicer or subservicer of each item of Collateral requiring servicing and perform all obligations required in connection with Purchase Commitments, such third party’s fees to be paid by the Borrower.

4.    Require the Borrower to assemble the Collateral and/or books and records relating thereto and make such available to the Agent at a place to be designated by the Agent.

5.    Enter onto property where any Collateral or books and records relating thereto are located and take possession thereof with or without judicial process.

6.    Prior to the disposition of the Collateral, prepare it for disposition in any manner and to the extent the Agent deems appropriate.

7.    Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of New York or other applicable law, including, but not limited to, selling or otherwise disposing of the Collateral, or any part thereof, at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Agent may determine, including, without limitation, sale pursuant to any applicable Purchase Commitment.  If notice is required under such applicable law, the Agent will give the Borrower not less than ten (10) days’ Notice of any such public sale or of the date after which private sale may be held.  The Borrower agrees that ten (10) days’ Notice shall be commercially reasonable notice.  The Agent may, without Notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  The Agent is authorized at any such sale, if the Agent deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral.  The Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) the Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold.  Upon any such sale, the Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which the Borrower has or may have under any rule of law or statute now existing or hereafter adopted.  In any case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Agent until the selling price is paid by the purchaser, but the Agent shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like Notice.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Agent until the selling price is paid by the purchaser thereof, but the Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like Notice.  The Agent may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion thereof under a judgment or decree of a court or courts of competent jurisdiction, or both.

8.    Proceed against the Borrower on the Notes.

9.    Exercise any or all of its rights, remedies or recourses under any other Loan Documents, at law, in equity, or otherwise.

(d)    Neither the Agent nor any Lender shall incur any liability as a result of the sale or other disposition of the Collateral, or any part thereof, at any public or private sale or disposition.  The Borrower hereby waives (to the extent permitted by law) any claims it may have against the Agent and the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the outstanding Advances and the unpaid interest accrued thereon, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree and none of the actions described herein shall render Agent’s disposition of the Collateral in such a manner as commercially unreasonable.  Any sale of Collateral pursuant to the terms of a Purchase Commitment, or any other disposition of collateral arranged by the Borrower, whether before or after the occurrence of an Event of Default, shall be deemed to have been made in a commercially reasonable manner.

(e)    In connection with any sale of the Collateral pursuant to the terms of a Purchase Commitment, Agent may, without liability to the Borrower or any other Person, continue to transmit Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in Agent’s possession, to the applicable Investor, Approved Custodian or other party acceptable to Agent in its sole discretion.

(f)    The Borrower specifically waives (to the extent permitted by law) any equity or right of redemption, all rights of redemption, stay or appraisal which the Borrower has or may have under any rule of law or statute now existing or hereafter adopted, and any right to require the Agent to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (3) pursue any other remedy in its power.  The Agent shall not be required to take any steps necessary to preserve any rights of the Borrower against holders of mortgages prior in lien to the Lien of any Mortgage included in the Collateral or to preserve rights against prior parties.

(g)    The Lenders may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Collateral, including, without limitation, payment of delinquent taxes or assessments and insurance premiums.  All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lenders in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the principal balance outstanding hereunder and under the Notes.

(h)    No failure on the part of the Agent to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by the Borrower to the extent permitted by law.  The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

8.3.      Application of Proceeds.  The proceeds of any sale, disposition or other enforcement of the security interest in all or any part of the Collateral shall be applied by the Agent as follows:

First, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to the Agent’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of the Agent in connection therewith;

Second, to the payment of all amounts due (other than principal and interest) under the Notes or this Agreement ─ payable ratably to Lenders in the proportion that each Lender’s share of those amounts bears to the total of those amounts for all Lenders;

Third, to the payment of interest accrued and unpaid on the Notes ─ payable ratably to each Lender in accordance with its Commitment Percentage;

Fourth, on a pari passau basis, to (a) to all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal due to the Lenders under the Loan, and (b) to the counterparty on any Hedging Arrangements between the Borrower and a Lender (or an Affiliate of a Lender) solely with respect to Advances made hereunder, until all Obligations thereunder have been paid in full;

Fifth, to the payment of all other Obligations payable ratably to Lenders in the proportion that each Lender’s share of those amounts bears to the total of those amounts for all Lenders; and

Finally, to the payment to the Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the proceeds of any such sale, disposition or other enforcement are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of all Obligations of the Borrower, the Borrower shall remain liable for any deficiency.

8.4.    Agent Appointed Attorney-in-Fact.  The Agent is hereby appointed the attorney-in-fact of the Borrower, with full power of substitution, for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest and shall remain in full force and effect until the full and final payment and performance of all Obligations.  Without limiting the generality of the foregoing, the Agent shall have the right and power, either in the name of the Borrower or in its own name, to (a) give notices of its security interest in the Collateral to any Person, (b) endorse in blank, to itself, or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of the Borrower, including canceling, completing or supplying any needed or incomplete or missing endorsement of the Borrower and any related assignment, (c) change or cause to be changed the book-entry registration or name of subscriber or Investor on any Pledged Security, and (d) receive, endorse and collect all checks made payable to the order of the Borrower representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans or Pledged Securities and to give full discharge for the same.

8.5.    Right of Offset.  Borrower hereby grants to Agent and to each Lender a right of offset, subject to the following sentence relating to any exercise of such right, to secure the repayment of the Obligations, upon any and all monies, securities, or other property of Borrower, and the proceeds therefrom now or hereafter held or received by or in transit to Agent or such Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or special, time or demand, provisional or final) and credits of Borrower, and any and all claims of Borrower against Agent or such Lender, at any time existing.  Upon the occurrence of any Default, Agent and each Lender are authorized at any time and from time to time, without Notice to Borrower, to offset, appropriate, and apply any and all of those items against the Obligations.  Notwithstanding anything in this section or elsewhere in this Agreement to the contrary, neither Agent nor any other Lender shall have any right to offset, appropriate, or apply any accounts of Borrower which consist of escrowed funds (except and to the extent of any beneficial interest which Borrower have in such escrowed funds) which have been so identified by Borrower in writing at the time of deposit thereof.

8.6.    Waivers.  Borrower waives any right to require Agent to (a) proceed against any Person, (b) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (c) pursue any other remedy in its power.  Agent shall not be required to take any steps necessary to preserve any rights of Borrower against any Person from which Borrower purchased any Mortgage Loans or to preserve rights against prior parties.  Borrower and each surety, endorser, guarantor, pledgor, and other party ever liable or whose property is ever liable for payment of any of the Obligations jointly and severally waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and on payment, and agree that their or their property’s liability with respect to the Obligations, or any part thereof, shall not be affected by any renewal or extension in the time of payment of the Obligations, by any indulgence, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number thereof.

8.7.    Performance by Agent.  Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of this Agreement or of any document delivered under this Agreement, Agent may, at its option, after Notice to Borrower, as the case may be, perform, or attempt to perform, such covenant, duty, or agreement on behalf of the Borrower and shall notify each Lender that it has done so.  In such event, Borrower shall jointly and severally, at the request of Agent, promptly pay any amount expended by Agent in such performance or attempted performance to Agent at its principal place of business, together with interest thereon at the Maximum Rate from the date of such expenditure by Agent until paid.  Notwithstanding the foregoing, it is expressly understood that Agent does not assume and shall never have, except by express written consent of Agent, any liability or responsibility for the performance of any duties of Borrower under this Agreement or under any other document delivered under this Agreement.

8.8.    No Responsibility.  Except in the case of fraud, gross negligence, or willful misconduct, neither Agent nor any of its officers, directors, employees, or attorneys shall assume or ever have any liability or responsibility for, any diminution in the value of the Collateral or any part of the Collateral.

8.9.    No Waiver.  The acceptance by Agent or any Lender at any time and from time to time of partial payment or performance by Borrower of any of their respective obligations under this Agreement or under any Loan Document shall not be deemed to be a waiver of any Default then existing.  No waiver by Agent or any Lender shall be deemed to be a waiver of any other then existing or subsequent Default.  No delay or omission by Agent or any Lender in exercising any right under this Agreement or under any other document required to be executed under or in connection with this Agreement shall impair such right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under this Agreement or otherwise.

8.10.   Cumulative Rights.  All rights available to Agent and the Lenders under this Agreement or under any other document delivered under this Agreement shall be cumulative of and in addition to all other rights granted to Agent and the Lenders at law or in equity, whether or not the Notes be due and payable and whether or not Agent shall have instituted any suit for collection, foreclosure or other action in connection with this Agreement or any other document delivered under this Agreement.

9.       NOTICES.

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”) shall, except as otherwise expressly provided hereunder, be in writing addressed to the respective parties hereto at their respective addresses hereinafter set forth and shall be either (a) delivered in person, or (b) mailed, by certified, registered, or express mail, postage prepaid, or (c) delivered by overnight courier, or (d) telecopied to their respective telecopy numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth; provided any party may change its address for Notice by designating such party’s new address in a Notice to the sending party given at least five (5) Business Days before it shall become effective.  All Notices shall be conclusively deemed to have been properly given or served when duly received, in person regardless of how sent.  Regardless of when received, all Notices shall be conclusively deemed given or served if addressed in accordance with this Section and (1) if by overnight courier, on the next Business Day or (2) if mailed, by certified, registered, or express mail, postage prepaid, on the third Business Day after being deposited in the mails, or (3) if telecopied, when telecopied to the telecopy number set forth below (provided a paper copy is mailed the same day):

If to the Borrower:                    Centerline Mortgage Capital Inc.
Attn:  Chief Financial Officer
625 Madison Avenue
New York, New York 10022
Fax No.: 212-751-3550
E-mail: rlevy@centerline.com

with a copy to:                          Centerline Mortgage Capital Inc.
Attn:  General Counsel
625 Madison Avenue
New York, New York 10022
Fax No.: 212-751-3550
E-mail: jdamico@centerline.com

and

Proskauer Rose LLP
Attn:  Steven A. Fishman
1585 Broadway
New York, NY 10022
Fax No.  212-969-2900
E-mail: safishman@proskauer.com

If to Agent:                               Bank of America, N.A.
Attn:  John F. Simon, Senior Vice President
One Federal Street, Fourth Floor
Mail Code: MA5-503-04-16
Boston, MA 02110
Fax No.: 617 346 4670
E-mail:  john.f.simon@bankofamerica.com

with a copy to:                          Nutter, McClennen & Fish, LLP
Attn:  Stephen J. Patterson
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Fax No.: 617 310 9827
E-mail: spatterson@nutter.com

If to a Lender, to such address for such Lender as appears on Schedule 1.

10.     REIMBURSEMENT OF EXPENSES; INDEMNITY.

10.1.  Reimbursement of Expenses and Indemnification by Borrower.  The Borrower shall pay (promptly upon receipt of an invoice therefore): (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto; (b) the reasonable fees, expenses, and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by the Borrower; (c) all other actual and reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the establishment of the Loan, the syndication of the Commitment and the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby (including, without limitation, any Temporary Increases); (d) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of the Agent or any Lender and the fees and costs of appraisers, brokers, investment bankers or other experts retained by the Agent or any Lender) incurred by the Agent or any Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any other Person, or the administration thereof, (ii) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a so-called “work-out” or pursuant to any insolvency or bankruptcy proceedings, and (iii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Lender’s relationship with the Borrower, except to the extent arising out of the Agent’s or any Lender’s bad faith, gross negligence, willful misconduct or material breach of this Agreement or any other Loan Document, as finally determined by a court of competent jurisdiction.  The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.  The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an Obligation secured by any Collateral.

10.2.    INDEMNIFICATION BY THE BORROWER.  THE BORROWER SHALL INDEMNIFY, PAY AND HOLD HARMLESS THE AGENT, EACH LENDER, AND ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS AND ANY SUBSEQUENT OWNERS OR HOLDERS OF THE NOTES (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER (THE “INDEMNIFIED LIABILITIES”) (INCLUDING, WITHOUT LIMITATION, INDEMNIFIED LIABILITIES RESULTING, IN WHOLE OR IN PART, FROM ANY INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY) WHICH MAY BE IMPOSED UPON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNIFIED PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY TO THE EXTENT THAT ANY SUCH INDEMNIFIED LIABILITIES RESULT (DIRECTLY OR INDIRECTLY) FROM ANY CLAIMS MADE, OR ANY ACTIONS, SUITS OR PROCEEDINGS COMMENCED OR THREATENED, BY OR ON BEHALF OF ANY CREDITOR (EXCLUDING THE LENDERS AND THE HOLDER OR HOLDERS OF THE NOTES), SECURITY HOLDER, SHAREHOLDER, CUSTOMER (INCLUDING, WITHOUT LIMITATION, ANY PERSON HAVING ANY DEALINGS OF ANY KIND WITH THE BORROWER), TRUSTEE, DIRECTOR, OFFICER, EMPLOYEE AND/OR AGENT OF THE BORROWER ACTING IN SUCH CAPACITY, THE BORROWER OR ANY GOVERNMENTAL REGULATORY BODY OR AUTHORITY.  THE FOREGOING INDEMNITY SHALL NOT APPLY TO THE EXTENT THE INDEMNIFIED LIABILITIES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR ANY INDEMNIFIED PARTY’S OWN VIOLATIONS OF REGULATIONS APPLICABLE TO IT.  THE AGREEMENT OF THE BORROWER CONTAINED IN THIS SUBSECTION (c) SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT AND THE PAYMENT IN FULL OF THE NOTES.  ATTORNEYS’ FEES AND DISBURSEMENTS INCURRED IN ENFORCING, OR ON APPEAL FROM, A JUDGMENT PURSUANT HERETO SHALL BE RECOVERABLE SEPARATELY FROM AND IN ADDITION TO ANY OTHER AMOUNT INCLUDED IN SUCH JUDGMENT, AND THIS CLAUSE IS INTENDED TO BE SEVERABLE FROM THE OTHER PROVISIONS OF THIS AGREEMENT AND TO SURVIVE AND NOT BE MERGED INTO SUCH JUDGMENT. WITHOUT LIMITING ANY OF THE FOREGOING, THE BORROWER SHALL UPON DEMAND PROMPTLY REIMBURSE THE AGENT FOR ALL EXTRAORDINARY SERVICING EXPENSES INCURRED BY IT.

10.3.    INDEMNIFICATION BY THE LENDERS.  WHETHER OR NOT ANY ADVANCE IS MADE HEREUNDER, THE LENDERS AGREE TO INDEMNIFY, PAY, DEFEND, AND HOLD HARMLESS THE AGENT IN ITS RESPECTIVE CAPACITY AS SUCH (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THEIR RESPECTIVE COMMITMENT PERCENTAGES, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION LIABILITIES RESULTING IN WHOLE OR PART FROM THE AGENT’S OWN ORDINARY NEGLIGENCE OR STRICT LIABILITY, WHICH MAY AT ANY TIME (INCLUDING WITHOUT LIMITATION AT ANY TIME FOLLOWING THE PAYMENT OF THE OBLIGATIONS) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION TAKEN OR OMITTED BY THE AGENT UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE THE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATION, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, AND ALL EXTRAORDINARY SERVICING EXPENSES, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF BORROWER.  THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.  ATTORNEYS’ FEES AND DISBURSEMENTS INCURRED IN ENFORCING, OR ON APPEAL FROM, A JUDGMENT PURSUANT HERETO SHALL BE RECOVERABLE SEPARATELY FROM AND IN ADDITION TO ANY OTHER AMOUNT INCLUDED IN SUCH JUDGMENT, AND THIS CLAUSE IS INTENDED TO BE SEVERABLE FROM THE OTHER PROVISIONS OF THIS AGREEMENT AND TO SURVIVE AND NOT BE MERGED INTO SUCH JUDGMENT.

TO THE EXTENT THAT, AFTER THE LENDERS HAVE MADE PAYMENTS TO AGENT PURSUANT TO THIS SECTION 10.2, AGENT RECEIVES FROM THE BORROWER, THE COLLATERAL OR ANY OTHER SOURCE (OTHER THAN THE LENDERS) ANY AMOUNT ON ACCOUNT OF THE LIABILITIES SO PAID BY THE LENDERS, AGENT SHALL REIMBURSE SUCH AMOUNT RECEIVED FROM THE BORROWER, THE COLLATERAL OR SUCH OTHER SOURCE TO THE LENDERS, RATABLY IN ACCORDANCE WITH THE AMOUNTS RECEIVED FROM THEM PURSUANT TO SECTION 10.2 FOR PURPOSES OF THE FOREGOING SENTENCE, AGENT MAY APPLY ANY AMOUNT RECEIVED FROM THE BORROWER OR ANY SUCH OTHER SOURCE TO ANY OBLIGATIONS OWING TO IT UNDER ANY LOAN DOCUMENT.

11.     THE AGENT AND THE LENDERS

11.1.   Rights, Duties and Immunities of the Agent.

(a)    Appointment of Agent.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Agent agrees to act as such upon the express conditions contained in this Section 11. The Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with, or fiduciary duty to, any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.  The provisions of this Section 11 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.

(b)    Administration of Loan by Agent.  The Agent shall be responsible for administering the Loan on a day-to-day basis.  In the exercise of such administrative duties, the Agent shall use the same diligence and standard of care that is customarily used by the Agent with respect to similar loans held by the Agent solely for its own account. Each Lender delegates to the Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loan:

(i)     to fund each Advance in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to the Agent by the respective Lenders for such purpose;

(ii)    to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, the Borrower and, except for fees to which the Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(iii)    to keep and maintain complete and accurate files and records of all material matters pertaining to the Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Agent; and

(iv)    to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loan and the rights and duties delegated hereinabove.

(c)    Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(d)    Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by the Borrower or any of their respective officers or agents contained in this Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance by the Borrower of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Loan Documents; (iii) the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations, except as may be specifically provided in this Agreement or the Exhibits hereto (subject to the immediately preceding sentence), or any information contained in the books or records of the Borrower; (iv) the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(e)    Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or all the Lenders, if and to the extent required pursuant to Section 11.4.1 hereof) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with any written request of the Majority Lenders, and each such request of the Majority Lenders, and any action taken or failure to act by the Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

(f)    Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Agent has actual knowledge of the same or has received notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the Lenders.  The Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders (or all the Lenders, if and to the extent required pursuant to Section 11.4 hereof).  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default as it shall deem advisable in the best interest of the Lenders, provided, however, that the Agent shall not accelerate the indebtedness under this Agreement without the prior written consent of the Majority Lenders.

(g)    Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

(h)    Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent, ratably in proportion to their respective Commitment Amounts, for (i) any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under this Agreement or the other Loan Documents, (ii) any other expenses incurred by the Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Agent.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

(i)    Agent in its Individual Capacity.  With respect to its Commitment Amount as a Lender, and the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.

(j)    Successor Agent.  The Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders and the Borrower.  The Majority Lenders, for good cause, may remove Agent at any time by giving thirty (30) days’ prior written notice to the Agent, the Borrower and the other Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation or the Majority Lenders’ giving notice of removal, as the case may be, then the retiring or removed Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Each such successor Agent shall be a financial institution having (i) senior unsecured debt obligations rated at least BBB by Standard & Poor’s (or a comparable rating from another Rating Agency), and (ii) total assets in excess of $10,000,000,000.00.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Agent’s resignation hereunder, or the removal of the Agent hereunder, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

(k)    Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Majority Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents respecting the foreclosure of mortgages, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Majority Lenders.  The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Majority Lenders, and such instruction shall be binding upon all the Lenders.  The Majority Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.  The Agent may, in its discretion but without obligation, in the absence of direction from the Majority Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent.

(l)   Distributions of Notices and Documents.  The Agent will forward to each Lender, promptly after the Agent’s receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to this Agreement other than routine communications associated with requests for Advances or determinations of Collateral eligibility, other routine or nonmaterial communications, notices or documents required by any of Loan Documents to be furnished directly to the Lenders by the Borrower, or of which the Agent has knowledge that such notice or document otherwise had been forwarded directly to the Lenders other than by the Agent.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.2.    Respecting Loans and Payments.

(a)    Procedures for Advances.  Agent shall give written notice to each Lender of each request for a Advance by facsimile transmission, hand delivery or overnight courier on the same Business Day as received from the Borrower pursuant to Section 2.2.  Each such notice shall be accompanied by a written summary of the request for a Advance and shall specify (i) the date of the requested Advance, (ii) the aggregate amount of the requested Advance, and (iii) each Lender’s pro rata share of the requested Advance.  Each Lender shall, before 11:00 a.m. (Boston time) on the date set forth in any such request for a Advance, make available to Agent, at an account to be designated by Agent at Bank of America, N.A. in Boston, Massachusetts, in same day funds, each Lender’s ratable portion of the requested Advance.  After Agent’s receipt of such funds and upon Agent’s determination that the applicable conditions to making the requested Advance have been fulfilled, Agent shall make such funds available to the Borrower as provided for in this Agreement.  Within a reasonable period of time following the making of each Advance, Agent shall deliver to each Lender a copy of the Borrower’s request for such Advance.  Promptly after receipt by Agent of written request from any Lender, Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of the Borrower to Agent in support of the requested Advance.

(b)    Nature of Obligations of Lenders.  The obligations of the Lenders hereunder are several and not joint.  Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.

(c)    Payments to Agent.  All payments of principal of and interest on the Loan or the Notes shall be made to the Agent by the Borrower or any other obligor or guarantor for the account of the Lenders in immediately available funds as provided in the Notes and this Agreement and any other Loan Document. Except as otherwise expressly provided herein, the Agent agrees to use its reasonable best efforts to promptly to distribute to each Lender on the same Business Day upon which each such payment is made, such Lender’s proportionate share of each such payment in immediately available funds excluding liquidation proceeds which shall be distributed in accordance with Section 11.2(d).  The Agent shall upon each distribution promptly notify the Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender.  Each payment to the Agent under the first sentence of this Section 11.2(c) shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s proportionate share of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above.  If any payment received by the Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, unless otherwise provided herein, the Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.

(d)    Liquidation Proceeds.  The proceeds of any sale, disposition or other enforcement of the security interest in all or any part of the Collateral shall be applied by the Agent as provided in Section 8.3.

(e)    Adjustments.  If, after Agent has paid each Lender’s proportionate share of any payment received or applied by Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Agent’s request, promptly return its proportionate share of such payment or application to Agent, together with the Lender’s proportionate share of any interest or other amount required to be paid by Agent with respect to such payment or application.

(f)    Setoff.  If any Lender (including the Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of the Borrower held by such Lender on account of the obligations of the Borrower under this Agreement, such Lender shall remit to the Agent all such sums received pursuant to the exercise of such right of setoff, and the Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Agreement.

(g)    Distribution by Agent.  If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders.  In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

(h)       Delinquent Lender.

(i)           If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Agent its pro rata share of any Loans, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agent, other Lenders, the Borrower or any other party at law or in equity, and not in limitation thereof, (y) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (z) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (y) and (z) hereinabove shall be restored only upon the payment by the Delinquent Lender of its pro rata share of any Loans, expenses or setoffs as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

(ii)           The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Future Commitment”).  Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.  Each Delinquent Lender shall indemnify Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

(i)    Holders.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent.  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.3.    Assignment and Participation.

(a)    Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it), upon satisfaction of the following conditions: (i) each of the Agent and the Borrower shall have given its prior written consent to such assignment (provided that, in the case of the Borrower, such consent will not be unreasonably withheld and shall not be required if a Default shall have occurred and be continuing); (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (iii) each assignment shall be in an amount that is at least $10,000,000.00 and is a whole multiple of $250,000.00, (iv) each Lender which is a Lender at the time of such assignment shall retain, free of any such assignment, an amount of its Commitment of not less than $5,000,000.00, (v) the Agent, in its individual capacity as a Lender, shall retain, free of any such assignment, an amount of its Commitment of not less than $20,000,000.00, and (vi) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit F hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 11.3(b), be released from its obligations under this Agreement.

(b)    Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of ($5,000.00).

(c)    New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this Section 11.3(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders.  The surrendered Notes shall be cancelled and returned to the Borrower.

(d)    Participations.  Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (i) the Borrower shall have given its prior written consent to such participation (provided that such consent will not be unreasonably withheld and shall not be required if a Default shall have occurred and be continuing), (ii) each such participation shall be in a minimum amount of $5,000,000.00, (iii) each participant shall meet the requirements of an Eligible Assignee, (iv) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, and (v) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

(e)    Disclosure.  The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

(f)    Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to Section 10.1 with respect to any claims or actions arising prior to the date of such assignment.  If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to  exemption from deduction or withholding of any United States federal income taxes.  Anything contained in this Section 11.3.7 to the contrary notwithstanding (i) any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and (ii) any Lender may assign, pledge or participate its interests, rights and obligations under this Agreement, including its right to receive and retain payments on its Note, in connection with any arrangement maintained by such Lender to fund credit facilities provided to that Lender; provided, however, that such Lender shall remain primarily and directly liable to timely and fully perform all of its obligations under this Agreement, and no such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents or require the Borrower to have direct duties or responsibilities to more than one such assignee, pledgee, or participant of such pledgor Lender under this sentence.

(g)    Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

11.4.    Administrative Matters.

(a)    Amendment, Waiver, Consent, Etc.  Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval of the Agent, no term or provision of this Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Majority Lenders.

Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Defaulting Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i)           has the effect of (w) extending the final scheduled maturity or the date of any amortization payment of any Loan or Note, (x) reducing the rate or extending the time of payment of interest or fees thereon, (y) increasing or reducing the principal amount thereof, or (z) otherwise postponing or forgiving any indebtedness thereunder;

(ii)           releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents;

(iii)           amends, modifies or waives any provisions of this Section 11.4(a);

(iv)           amends, modifies or waives any provisions of the limitations set forth on Exhibit B or the definition of any term used therein or used in any of the financial covenants set forth in Section 7.3 through 7.6, 7.21 or 7.22;

(v)           reduces the percentage specified in the definition of Majority Lenders;

(vi)           except as otherwise provided in the Agreement or arising by the assignment by a Lender of a portion of its Commitment, changes the amount of any Lender’s Commitment or Commitment Percentage, or

(vii)           releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents;

and provided, further, that without the consent of the Agent, no such action shall amend, modify or waive any provision of this Section 11 or any other provision of any Loan Document which relates to the rights or obligations of the Agent.

(b)    Deemed Consent or Approval.  With respect to any requested amendment, waiver, consent or other action which requires the approval of the Majority Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if the Agent is required hereunder to seek, or desires to seek, the approval of the Majority Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct.  The Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE,”

and if the foregoing legend is included by the Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to Agent within ten (10) calendar days of such Lender’s receipt of such notice; provided, however, that, upon the written request of any Lender for additional time to consider such proposed action or course of conduct in accordance with the requirements of such Lender’s internal review process, the foregoing 10-day period shall be extended by the Agent for up to an additional ten (10) calendar days.

11.5.    Commitment Increases.

(a)    At any time and from time to time after the date hereof, the Commitment may be increased either by an Additional Lender establishing a Commitment Amount or by one or more then existing Lenders, at each such Lender’s sole discretion (“Increase Lender”) increasing its Commitment Amount (each such increase by either means, a “Commitment Increase”) provided that no Commitment Increase shall become effective unless and until the Agent has approved (in its unrestricted discretion) such Commitment Increase, and the Borrower, the Agent and the Additional Lender or the Increase Lender shall have executed and delivered an amendment with respect to such Commitment Increase.  Prior to the effective date of any Commitment Increase, the Borrower shall issue a Note to the Additional Lender or, against surrender of its existing Note, to an Increase Lender in the amount of such Lender’s Commitment Amount after giving effect to such Commitment Increase.  Such new promissory notes shall constitute a “Note” for the purpose of the Loan Documents.  For the avoidance of doubt, and notwithstanding the Agent’s ability to approve or refuse Commitment Increases, no Lender’s Commitment Amount shall be increased as a result of a Commitment Increase without such Lender’s consent.

(b)    On the effective date of any Commitment Increase, the Agent shall recompute the Commitment Percentage for each Lender following the Commitment Increase, and within in two (2) Business Days, the Agent shall request Advances of the affected category from or shall direct prepayments of such Advances to, each Lender so that the total amount of all then outstanding Advances of the affected category of each category are shared pro rata with each Lender, pursuant to Section 2.1 hereof.

11.6.    Temporary Increases.

(a)    The Borrower may from time to time, provided no Default has occurred and is continuing, request a temporary increase in the Commitment for one or more periods of time (each, a “Temporary Increase”) by delivering to the Agent a request for a Temporary Increase in substantially the form attached hereto as Exhibit H-1, with such changes to such form as the Agent, in its sole discretion, shall deem necessary.  If the Temporary Increase is approved by the Agent in its unrestricted discretion, the Borrower shall complete, execute and deliver to the Lenders a temporary increase agreement and promissory notes evidencing the temporary increase in the Commitment in substantially the forms attached hereto as Exhibit H-2 and Exhibit A to Exhibit H-2, respectively (with such changes to such form as the Agent, in its sole discretion, shall deem necessary), accompanied by such documents and agreements as are referenced in or required under each such temporary increase agreement.  For the avoidance of doubt, and notwithstanding the Agent’s ability to approve or refuse Temporary Increases, no Lender’s Commitment Amount shall be increased as a result of a Temporary Increase without such Lender’s consent.

(b)    The Lenders whose Commitment Amounts will temporarily increase as a result of a Temporary Increase shall set such conditions as such Lenders may determine must be fulfilled prior to granting, and such terms as shall be applicable to, any such Temporary Increase; provided, however, that the Agent shall promptly notify the Borrower in writing of any additional conditions and terms, and the Borrower may withdraw such request if the conditions and terms are not acceptable to the Borrower.

(c)    In addition to any conditions set by the Lenders under Section 11.6(b), each such temporary increase agreement shall be subject to all of the terms and conditions of this Agreement.

(d)    The Lenders’ agreement to any Temporary Increase shall not bind the Lenders to grant or extend any other or further Temporary Increase.

12.       MISCELLANEOUS.

12.1.    Confidentiality.  Each of Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in connection with matters relating to the credit relationship with the Borrower and/or the administration of the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any eligible assignee of or participant in, or any prospective eligible assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.1 or (y) becomes available to Agent or any Lender on a nonconfidential basis from a source other than Borrower.  For purposes of this Section 12.1, “Information” means all information received from any Borrower relating to any Borrower or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything in this Agreement to the contrary, “Information” shall not include, and Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loan and transactions contemplated hereby. In addition, Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

12.2.    Governing Law.  This Agreement and the other Loan Documents shall be governed by the laws of the State of New York, without reference to its principles of conflicts of laws.

12.3.    Relationship of the Parties.  This Agreement provides for the making of Advances by the Lenders, in their capacity as lenders, to the Borrower, in its capacity as a borrower, and for the payment of interest, repayment of principal by the Borrower to the Lenders, and for the payment of certain fees by the Borrower to the Lenders and the Agent.  The relationship between the Lenders and the Borrower is limited to that of creditor/secured party, on the one hand, and debtor, on the other hand.  The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Lenders to protect their interests as lenders in assuring payments of interest and repayment of principal and payment of certain fees, and nothing contained in this Agreement shall be construed as permitting or obligating the Agent or the Lenders to act as a financial or business advisor or consultant to the Borrower, as permitting or obligating the Agent or the Lenders to control the Borrower or to conduct the Borrower’s operations, as creating any fiduciary obligation on the part of the Agent or the Lenders to the Borrower, or as creating any joint venture, agency, or other relationship between the parties hereto other than as explicitly and specifically stated in this Agreement.  The Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision for waiver of trial by jury.  The Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Lenders for credit and to execute and deliver this Agreement.

12.4.    Severability.  If any provision of this Agreement shall be declared to be illegal or unenforceable in any respect, such illegal or unenforceable provision shall be and become absolutely null and void and of no force and effect as though such provision were not in fact set forth herein, but all other covenants, terms, conditions and provisions hereof shall nevertheless continue to be valid and enforceable.

12.5.    Usury.  It is the intent of Lenders and the Borrower in the execution and performance of this Agreement and the Notes or any Loan Document to remain in strict compliance with Applicable Law from time to time in effect.  In furtherance thereof, Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in the Notes, this Agreement or any Loan Document shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the maximum rate permitted under permissible law (the “Maximum Rate”).  For purposes of this Agreement, the Notes and any other Loan Document, “interest” shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, taken, charged, reserved, or received under this Agreement, the Notes or any other Loan Document.  The Borrower shall never be required to pay unearned interest or interest at a rate or in an amount in excess of the Maximum Rate or amount of interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Agreement and the Notes or any Loan Document, which may be in actual or apparent conflict herewith.  If the Notes are prepaid, or if the maturity of the Notes is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under the Notes would exceed the Maximum Rate or amount of interest any Lender or any other holder of the Notes is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event any Lender or any holder of the Notes shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under the Notes to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of the Notes or the amount of interest which would otherwise be payable under the Notes or both shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of the Borrower upon such determination.  Lenders and the Borrower further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under the Notes which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of the Notes, all interest at any time contracted for, charged, taken, reserved or received from the Borrower or otherwise by any Lender or any other holder of the Notes.

12.6.    Consent to Jurisdiction.  THE BORROWER, AGENT, AND EACH LENDER AGREES THAT ANY SUIT OR PROCEEDING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER, AGENT OR SUCH LENDER BY FIRST CLASS MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AGENT, OR SUCH LENDER AT THE ADDRESS SPECIFIED IN SECTION 9 HEREOF.  THE BORROWER, AGENT, AND EACH LENDER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

12.7.    ADDITIONAL INDEMNITY.  IN ADDITION TO THE INDEMNITY PROVIDED IN SECTION 10, THE BORROWER SHALL INDEMNIFY AND HOLD AGENT, LENDER, AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AGENTS, AND EMPLOYEES (COLLECTIVELY, THE “INDEMNIFIED PARTIES”), HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, COSTS, EXPENSES, DAMAGES, FINES, PENALTIES, AND LIABILITIES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM (A) THE OPERATION OF THE BORROWER’S BUSINESSES, (B) ANY INDEMNIFIED PARTY’S PRESERVATION OR ATTEMPTED PRESERVATION OF COLLATERAL, AND (C) ANY FAILURE OF THE SECURITY INTERESTS AND LIENS IN THE COLLATERAL GRANTED TO THE AGENT FOR THE BENEFIT OF THE LENDERS PURSUANT TO THIS AGREEMENT TO BE OR TO REMAIN PERFECTED OR TO HAVE THE PRIORITY AS CONTEMPLATED THEREIN REGARDLESS OF WHETHER THE CLAIM IS CAUSED BY OR ARISES OUT OF, IN WHOLE OR IN PART, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY OR MAY BE BASED ON THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY.  THIS INDEMNITY SHALL NOT APPLY TO THE EXTENT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.  AT THE REQUEST OF ANY INDEMNIFIED PARTY, THE BORROWER SHALL, AT ITS OWN COST AND EXPENSE, DEFEND OR CAUSE TO BE DEFENDED ANY AND ALL SUCH ACTIONS OR SUITS THAT MAY BE BROUGHT AGAINST ANY INDEMNIFIED PARTY AND, IN ANY EVENT, SHALL SATISFY, PAY, AND DISCHARGE ANY AND ALL JUDGMENTS, AWARDS, PENALTIES, COSTS, AND FINES THAT MAY BE RECOVERED AGAINST ANY INDEMNIFIED PARTY IN ANY SUCH ACTION, PLUS ALL ATTORNEYS’ FEES AND COSTS RELATED THERETO TO THE EXTENT PERMITTED BY APPLICABLE LAW; PROVIDED, HOWEVER, THAT SUCH INDEMNIFIED PARTY SHALL GIVE THE BORROWER (TO THE EXTENT SUCH INDEMNIFIED PARTY SEEKS INDEMNIFICATION THEREFOR FROM THE BORROWER UNDER THIS SECTION 13.10) WRITTEN NOTICE OF ANY SUCH CLAIM, DEMAND, OR SUIT AFTER SUCH INDEMNIFIED PARTY HAS RECEIVED WRITTEN NOTICE THEREOF, AND SUCH INDEMNIFIED PARTY SHALL NOT SETTLE ANY SUCH CLAIM, DEMAND, OR SUIT, IF SUCH INDEMNIFIED PARTY SEEKS INDEMNIFICATION THEREFOR FROM THE BORROWER, WITHOUT FIRST GIVING NOTICE TO THE BORROWER OF THE INDEMNIFIED PARTY’S DESIRE TO SETTLE AND OBTAINING THE CONSENT OF THE BORROWER TO THE SAME, WHICH CONSENT THE BORROWER HEREBY AGREES NOT TO UNREASONABLY WITHHOLD.  ALL OBLIGATIONS OF THE BORROWER UNDER THIS SECTION 13.10 SHALL SURVIVE THE PAYMENT OF THE NOTES AND THE OBLIGATIONS.

12.8.    No Waivers Except in Writing.  No failure or delay on the part of the Agent in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No Notice to or demand on the Borrower or any other Person in any case shall entitle the Borrower or such other Person to any other or further Notice or demand in similar or other circumstances.

12.9.    WAIVER OF JURY TRIAL.  AS TO THIS AGREEMENT THE BORROWER, THE AGENT AND EACH OF THE LENDERS HEREBY (a) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY THE BORROWER, THE AGENT AND EACH OF THE LENDERS, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT OF A JURY TRIAL WOULD OTHERWISE ACCRUE. THE AGENT, THE LENDERS AND THE BORROWER ARE HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL.  FURTHER THE AGENT, THE BORROWER AND EACH OF THE LENDERS HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ANY OF THEM, RESPECTIVELY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY OF THE UNDERSIGNED THAT EITHER OF THE AGENT, THE BORROWER OR ANY OF THE LENDERS WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

12.10.    Multiple Counterparts.  This Agreement and each other Loan Document may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument.  In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.

12.11.    No Third Party Beneficiaries.  This Agreement is for the sole and exclusive benefit of the Borrower, the Agent, and Lenders.  This Agreement does not create, and is not intended to create, any rights in favor of or enforceable by any other Person.  This Agreement may be amended or modified by the agreement of the Borrower, the Agent, and Lenders, without any requirement or necessity for Notice to, or the consent of or approval of any other Person.

12.12.    RELEASE OF LIABILITY.  TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW FROM TIME TO TIME IN EFFECT, THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY (AND AFTER IT HAS CONSULTED WITH ITS OWN ATTORNEY) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE AGENT, EACH LENDER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, AGENTS OR INSURERS, OR ANY OF THEIR SUCCESSORS AND ASSIGNS, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM IS BASED ON CONTRACT OR TORT OR DUTY IMPOSED BY LAW) ARISING OUT OF, OR RELATED TO, THE TRANSACTIONS CONTEMPLATED BY ANY OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH.  IN FURTHERANCE OF THE FOREGOING, THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

12.13.    Patriot Act.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

12.14.    Setoff.  If an Event of Default occurs and is continuing, any deposits, balances or other sums credited by or due from Agent or any of the Lenders, or from any such Affiliate of Agent or any of the Lenders, to the Borrower, may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without Notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by Agent or such Lender or Affiliate against any or all of the Obligations irrespective of whether demand shall have been made and although such obligations may be unmatured, in such manner as Agent or such Lender or Affiliate  in its sole and absolute discretion may determine; provided, however, that such right of setoff shall not apply to any property or deposit of escrow monies being held on behalf of the obligors under Pledged Assets or on behalf of other third parties that are not Affiliates of the Borrower, including any non-affiliate lenders with which the Company has loan servicing arrangements.  Within five (5) Business Days of making any such set off, appropriation or application, Agent agrees to notify the Borrower thereof, provided the failure to give such Notice shall not affect the validity of such set off or appropriation or application.  ANY AND ALL RIGHTS TO REQUIRE AGENT, SUCH LENDER OR SUCH AFFILIATE TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than the Obligations evidenced by the Note held by such Lender, unless such amount is held by such Lender in connection with a specific relationship with the Borrower other than that evidenced by the Loan Documents, such amount shall be applied ratably to such other indebtedness and to the Obligations evidenced by the Note held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Note held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Note held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, participation, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

12.15.    Entire Agreement; Amendment.  This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire Agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof.  This Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent).  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement or any of the other Loan Documents.

12.16.    Replacement Documentation.  Upon receipt of an affidavit of an officer of Agent as to the loss, theft, destruction or mutilation of this Agreement, any other Loan Document, or any other security document which is not of public record, or an affidavit from any Lender as to the occurrence of the same to such Lender’s Note, and customary (unsecured, unbonded) indemnification from the Agent or the Lender, as applicable, reasonably satisfactory to the Borrower, the Borrower will issue, in lieu thereof, a replacement Note, Agreement, Loan Document or other security document in the same principal amount thereof and otherwise of like tenor.

12.17.    Survival.  All representations, warranties, covenants and agreements of the Borrower herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of the Borrower pursuant hereto are significant and shall be deemed to have been relied upon by Agent and each of the Lenders notwithstanding any investigation made by Agent or each of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loan and each advance pursuant thereto.  No review or approval by Agent or the Lenders, or by any of their consultants or representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve the Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of the Borrower under any one or more of the Loan Documents.

12.18.   Claims Against Agent or Lenders.

(a)    Borrower Must Notify.  The Agent and each of the Lenders shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within thirty (30) days after the Borrower first had actual knowledge or actual notice of the occurrence of the event which the Borrower allege gave rise to such claim and the Agent or such Lender, as the case may be, does not remedy or cure the default, if any there be, with reasonable promptness thereafter.  Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to any Authorized Representative.

(b)    Remedies.  If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent or any of the Lenders has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Agent’s and each of the Lender’s responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay the Borrower’s reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings; and (ii) the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Agent or any of the Lenders, where it is also so determined that Agent or any of the Lenders acted in bad faith, the payment of any actual, direct, compensatory damages sustained by the Borrower as a result thereof plus the Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.

(c)    Limitations.  In no event, however, shall Agent and any of the Lenders be liable to the Borrower or anyone else for other damages such as, but not limited to, indirect, speculative, consequential or punitive damages whatever the nature of the breach by Agent or any of the Lenders of its obligations under this Agreement or under any of the other Loan Documents.  In no event shall Agent or any of the Lenders be liable for direct damages to the Borrower or anyone else unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within the time period specified above.

12.19.   Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of the Borrower under the Loan Documents shall be  absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which the Borrower may have at any time against Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

12.20.   Time Of the Essence.  Time is of the essence of each provision of this Agreement and each other Loan Document.

12.21.   Monthly Statements.  While Agent may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that:

(a)    The failure of Agent to issue any Statement on one or more occasions shall not affect the Borrower’s obligations to make payments under the Loan Documents as and when due.

(b)    The inaccuracy of any Statement shall not be binding upon the Agent or the Lenders and so the Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement.

(c)    All Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of the Agent’s or Lenders’ rights or remedies thereunder.

(d)    In no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

12.22.    Joint and Several Obligations.  Each of CMP and CMC hereby acknowledges and agrees that it shall be jointly and severally liable for all of the Obligations of the Borrower.

12.23.   Waiver and Release.

(a)    The Borrower acknowledges and agrees that, to its knowledge, as of the date hereof:  (i) the Borrower does not have any claim or cause of action against the Agent or the Lenders arising out of, under or in any way relating to this Agreement or the Loan Documents, any documents, instruments, agreements, dealings or other matters in connection with the Loan Documents, the transactions contemplated by the Loan Documents, or any actions taken or not taken by the Agent or the Lenders in connection therewith; (ii) the Borrower does not have any offset rights, counterclaims or defenses of any kind against payment and performance of the obligations under the Loan Documents; and (iii) the Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Borrower under the Loan Documents.

(b)    In consideration of the covenants of the Agent and the Lenders herein, the Borrower agrees to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters, of which any the Borrower has knowledge as of the date hereof, would impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or rights and remedies of the Agent or the Lenders under the Loan Documents.  Therefore, the Borrower, on its own behalf and on behalf of its respective successors and assigns, hereby waives, releases and discharges the Agent and the Lenders, from any and all claims, demands, actions or causes of action, of which the Borrower has knowledge on or before the date hereof and arising out of, under or in any way relating to the Loan Documents, any documents instruments, agreements, dealings or other matters connected with the Loan Documents, the transactions contemplated by the Loan Documents or any actions taken or not taken by the Agent or the Lenders in connection therewith, including, without limitation, all matters, claims, transactions or things occurring on or prior to the date hereof of which the Borrower has knowledge.  The waivers, releases and discharges in this paragraph shall be effective regardless of any other event that may occur or not occur prior to, or on or after the date hereof.

(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:         CENTERLINE MORTGAGE CAPITAL INC.

By:          /s/ Marc D. Schnitzer___________________
(Signature)

Its:           Marc. D. Schnitzer, Chief Executive Officer__
    (Printed Name and Title)

CENTERLINE MORTGAGE PARTNERS INC.

By:          /s/ Andrew J. Weil_____________________
(Signature)

Its:           Andrew J. Weil, Chief Executive Officer     __
    (Printed Name and Title)

AGENT:                     BANK OF AMERICA, N.A.

By:           /s/ John F. Simon______________________
    John F. Simon, Senior Vice President

LENDERS:                BANK OF AMERICA, N.A.

                             By:           /s/ John F. Simon______________________
                                         John F. Simon, Senior Vice President

(Signature Page to Credit Agreement)

SCHEDULE 1:  LENDERS AND COMMITMENTS

Lender	Commitment Amount	Address for Notices	Address for Advance Requests
Bank of America, N.A.	$100,000,000.00

Bank of America, N.A.
One Federal Street, 4th Floor
Mail Code:  MA5-503-04-16
Boston, Massachusetts 02110
Attn:: Mr. John F. Simon
  Senior Vice President
email: john.f.simon@bankofamerica.com
telephone: 617-346-4272

Bank of America, N.A.
One Federal Street, 4th Floor
Mail Code:  MA5-503-04-16
Boston, Massachusetts 02110

Attn:  Pauline Lettieri
          Assistant Vice President
email:  pauline.lettieri@bankofamerica.com
telephone: 617-346-4008

Attn:   Charlotte Nunez
           Vice President
email:  charlotte.nunez@bankofamerica.com
telephone:  617-346-5816